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                                                                   EXHIBIT 10(q)

                     REAL ESTATE PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

         This REAL ESTATE PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is dated October 25, 2002 ("Effective Date") and is made by and between INNOVATIVE DEVELOPMENT ENTERPRISES, INC., a California corporation, as "SELLER", and ASHWORTH, INC., a Delaware corporation, as "BUYER", and for valuable consideration, SELLER and BUYER agree as follows:

         1. INTRODUCTION/DEFINED TERMS. SELLER agrees to sell and BUYER agrees to purchase the Property, consisting of the Land (as defined below) and the Improvements (as defined below) to be constructed during the period of the escrow ("Escrow") to be conducted by Escrow Agent (as defined below). In furtherance of this Agreement, SELLER is entering into the Ocean Ranch Contract (as defined below) pursuant to which SELLER is purchasing the Land. The defined words or phrases used in this Agreement shall, unless the context otherwise indicates, have the meanings specified in this section 1. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context indicates. Additional terms defined in other sections of this Agreement shall have the same definition for all purposes of this Agreement unless otherwise indicated, notwithstanding that such additional terms are not defined in this section 1.

                  1.1. "ARCHITECT" shall mean the Architect-Interior Improvements or the Architect-Exterior Improvements, as the context requires, and "Architects" shall mean both such parties.

                  1.2. "ARCHITECT - INTERIOR IMPROVEMENTS" shall mean Kenneth D. Smith & Associates, Inc., who has been retained by SELLER and approved by BUYER for the design services for the Interior Improvements, together with such architect's consultants and subcontractors, including, without limitation, any engineer for the Interior Improvements.

                  1.3.     "ARCHITECT - SHELL IMPROVEMENTS" shall mean Kenneth
D. Smith & Associates, Inc., who has been retained by SELLER and approved by BUYER, and its consultants and subcontractors, including, without limitation, a structural engineer for the Building Shell Improvements.

                  1.4. "BUILDING" shall mean an approximately 201,316 Rentable Square Foot (including a mezzanine consisting of approximately 35,000 square feet ("Mezzanine")), free-standing building consisting of the Building Shell Improvements and the Interior Improvements for use by BUYER for finishing, packaging, handling, warehousing and distributing clothing products and related accessories and supporting general office, sales and administration use, as more particularly described in section 3 below.

                  1.5. "BUILDING SHELL IMPROVEMENTS" means improvements (other than the Interior Improvements) comprising the Building to be constructed as shown in the Building Shell Plans and the Building Shell Specifications, including, without limitation (a) roofing, fascia, exterior walls, doors and windows, and truck doors (both at grade and at dock level), (b) footings and concrete floors, (c) fire sprinkler system, (d) conduits and pipes for telephone, electricity, water, fire sprinklers and sewer brought to "stub out" termination points in or above a perimeter wall of the premises, (e) a main electrical termination panel for the Building, (f) paving and finish of parking areas, entrance areas and walkways, (g) landscaping in accordance with the Building Shell Specifications and Legal Requirements, (h) in the case of the Mezzanine, structural elements, consisting of framing, light-weight concrete floor and legally required stairways, and (i) site improvements located within the boundaries of the Property consisting of driveways, parking areas, gutters, sidewalks, storm drains and erosion control (construction period and permanent) as described in the Development Plan, Building Shell Specifications and Building Shell Plans and to comply with Legal Requirements; provided, however, the term does not include any Land Improvements to be provided by the Ocean Ranch Developer.

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                  1.6.     "BUILDING SHELL PLANS" shall mean (a) initially, the
architectural plans included in the Development Plan until the approval of the Final Building Shell Plans in accordance with section 3.7 below, and (b) thereafter, the Final Building Shell Plans.

                  1.7. "BUILDING SHELL SPECIFICATIONS" means the Concrete Tilt-Up Building Specifications dated October 23, 2002 a copy of which is annexed to this Agreement as EXHIBIT "1", as may be amended or supplemented as provided in this Agreement; such specifications contain provisions applicable to the Building Shell Improvements and may also contain provisions applicable to the Interior Improvements.

                  1.8. "CONSTRUCTION CONTRACT" means that certain General Construction Contract annexed to this Agreement as EXHIBIT "2" between SELLER and Contractor providing for the Contractor to construct the Building Shell Improvements and the Interior Improvements; BUYER, by execution and delivery of this Agreement, shall be deemed to have approved the form of the Construction Contract and, except with BUYER's approval, which shall not be unreasonably withheld, SELLER shall not amend or modify the Construction Contract, whether by change order or otherwise, except for modifications consisting of change orders
(a) required to conform the Construction Contract to Change Requests submitted by BUYER, or (b) increasing the Contract Time or the Costs of the Work on account of Excusable Delays. Any words or phrases defined in the Construction Contract shall have the same meaning when used in this Agreement, unless otherwise expressly stated.

                  1.9. "CONTRACTOR" means Hamann Construction, Inc., a California corporation (License #373142), the general contractor with whom SELLER is contracting for the construction of the Building Shell Improvements and the Interior Improvements.

                  1.10. "CONTRACTOR'S FEE" means an amount equal to a 12% overhead and profit fee payable to Contractor as provided in the Construction Contract on the "Costs of the Work" (except any costs excluded in calculating the Contractor Fee as provided in the Construction Contract) as defined in the Construction Contract (i.e. "hard costs" of construction); provided, however,
(a) for purposes of determining the Costs of Work for work performed directly by the Contractor's own forces (i) Contractor shall not be entitled to any separate or underlying "markup" for overhead or profit on such work, and (ii) amounts payable to Contractor for labor shall be limited to the actual cost thereof (at applicable union wage and benefit rates), except for supervisory personnel, who shall be paid based on reasonable industry standards; and (b) Design Costs and the cost of building permit(s) shall not be included in calculating the Contractor's Fee.

                  1.11. "DEPOSIT" means any funds paid by BUYER in advance of the Closing Date pursuant to the terms of subsection 3.7.4 below.

                  1.12. "DESIGN COSTS" means the actual, out-of-pocket amounts paid or incurred by SELLER to (a) any Design Professionals, including the Architect - Interior Improvements or the Architect -Shell Improvements, for design services in connection with the planning, design, inspection and/or processing of any required Government or Ocean Ranch Developer approvals for the Improvements, (b) the Preparation of the Plans or related documentation and the performance of any other services to be performed by a Design Professional as specified in this Agreement, and (c) the Government and Ocean Ranch Developer in connection with the processing of any required approvals of the Development Plan and/or other plans or specifications of the design of Improvements for the Property. The Development Cost Breakdown includes SELLER's good faith estimate of the Design Costs.

                  1.13. "DESIGN PROFESSIONALS" means the Architect and if separately retained by SELLER or Contractor, soils engineer, civil engineer, landscape architect, permit processing consultant and interior decorator; the Design Professionals List annexed as EXHIBIT "3" to this Agreement shows the Design Professionals approved by BUYER; SELLER shall have the right to substitute a replacement Design Professional provided such replacement shall be subject to BUYER's reasonable approval.

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                  1.14.    "DEVELOPER FEE" means a fee payable to SELLER for its
efforts in causing the development of the Property in an amount equal to three percent (3%) of all Development Costs as shown in the Development Cost
Breakdown.

                  1.15. "DEVELOPMENT COST BREAKDOWN" means the Development Cost Breakdown annexed as Exhibit "4" to this Agreement, which includes the "Build To Suit Pro Forma" summary sheet of line items comprising the overall Development Costs elements (including costs of permits, fees and "hard costs" and "soft costs" of the design and construction for the Building) and the supporting "Construction Cost Breakdown" showing the line item elements of the "hard costs", together with any supplement or modification provided for in this Agreement; BUYER, by execution of this Agreement, is approving the Development Cost Breakdown subject to SELLER's obligation to update the same as provided in section 3.7.5 below.

                  1.16. "DEVELOPMENT COSTS" means, subject to the limitations set forth below in this section, the actual, out-of-pocket costs incurred by SELLER in connection with the acquisition of the Land under the Ocean Ranch Contract, ownership of the Land and/or in connection with planning for and carrying out the initial development and construction of improvements comprising the Property, including, without limitation (a) testing, inspections, permits and other Government fees and exactions, (b) soils reports, (c) points, brokerage fees and costs, title, escrow and appraisal fees incurred in connection with obtaining a construction loan, (d) all "hard costs" of construction (i.e. described in the Construction Contract as "Costs of the Work") payable to Contractor and/or other suppliers and contractors together with amounts payable to the Contractor for general conditions, job site supervision, cleanup, trash and janitorial services and the Contractor's Fee,
(e) the purchase price, costs, fees and expenses paid by SELLER under and in conformance with the Ocean Ranch Contract, and (f) any other categories of costs and expenses to be incurred by SELLER as shown in the Development Cost Breakdown, including "Interest Carry" based on the actual Development Costs as they are incurred until the Close of Escrow under this Agreement; provided, however, the phrase "Development Costs" does not include and specifically excludes (i) any depreciation on real or personal property included in the Property, (ii) any additional costs resulting from any delays that do not constitute Excusable Delays, (iii) any costs incurred or associated with the correction of any defective work, except for corrections required on account of design errors or defects caused by any Design Professional, (iv) any Deposits paid by BUYER for the cost of any Change Work, (v) any increased costs, fees and expenses incurred as a direct result of SELLER's gross negligence, willful misconduct or breach of the Ocean Ranch Contract (or any document entered into in connection therewith) or this Agreement, and (vi) legal fees and expenses incurred by SELLER in connection with the negotiation and documentation of the Ocean Ranch Contract, this Agreement or any other related agreements.

                  1.17. "DEVELOPMENT PLAN" means those certain initial architectural plans dated August 19, 2002 prepared by the Architect-Shell Improvements which comprise the Development Plan annexed as Exhibit "5" to this Agreement, as reviewed, modified, supplemented and approved in accordance with this Agreement; the Development Plan includes a site plan showing the planned dimensions of the Land and a layout of the Building, preliminary landscape plans, exterior elevations, preliminary grading plans, preliminary Interior Improvements plans, a statement of the Ocean Ranch ADT's allocated to the Land under the Ocean Ranch Contract (i.e., the Land ADT's) and a description of certain Future Improvements denoted as the "Phase II" improvements; provided, however, the Future Improvements are not included in the Property as more particularly described in section 1.20 below.

                  1.18. "ENTITLEMENTS" means all Government permits and approvals required to construct the Improvements and for the Substantial Completion of the Improvements as provided in section 6.4 below.

                  1.19. "EXCUSABLE DELAYS" means delays encountered in obtaining the Entitlements, in causing Substantial Completion of the Property and/or in scheduling the Closing Date resulting from delays caused by any of the following (but specifically excluding any such delays caused by SELLER, Contractor, the Architects or Ocean Ranch Developer (or their respective employees, contractors, architects or agents)) and not within SELLER's or Ocean Ranch Developer's reasonable control: (a) delays caused by BUYER and

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its employees, separate contractors or representatives, including delays caused by BUYER's requested changes to previously approved items or BUYER's failure to timely approve any items submitted to BUYER for approval within the time permitted in section 3.7 below or expressly required in another specific provision in this Agreement, physical interference with the construction of the Improvements by BUYER or delays for which BUYER has assumed responsibility as provided in subsection 6.3.1 below ("BUYER's Delays"), (b) fire, earthquake or other casualties or inclement weather conditions not reasonably anticipatable,
(c) extraordinary or unusual governmental action or inaction, including unusual delays encountered in processing the Development Plan approval described in section 11.7 below, building permits and other Government approvals or inspections, (d) the discovery and/or remediation of any unknown or concealed conditions affecting the Ocean Ranch Subdivision or the Property, (e) general area-wide labor or material shortages or labor disputes (such as strikes or lockouts), but specifically excluding any such shortages or disputes applicable specifically to SELLER, Contractor or any of their contractors, architects or agents, (f) any delay resulting from a dispute relating to approval of the Plans under section 3.7 below, the Certificate of Substantial Completion under section
6.4.2.2 below or the amount of the Development Costs or Purchase Price as described in section 4 below, if, but only if, BUYER agrees that the same shall constitute an Excusable Delay or SELLER prevails in any Arbitration with respect thereto; otherwise the same shall not constitute an Excusable Delay; provided, however in the case of a dispute concerning the Development Costs or Purchase Price, SELLER shall be deemed the prevailing party if SELLER is awarded any amount in excess of the last offer made by BUYER to resolve such dispute, (g) any other causes not the fault of SELLER or SELLER's Contractor, Architects, subcontractors, agents or employees but excluding SELLER's economic condition or economic conditions generally, or (h) by one (1) day for each day after February 1, 2003, the issuance of the grading and building permit for the Building Shell Improvements, and/or May 1, 2003, the issuance of the building permit for the Interior Improvements is delayed, in each case for any reason not the fault of SELLER or Contractor; provided, however, that notwithstanding the foregoing, any extension of time and/or increase in Development Costs (i) shall be conditioned upon any such delay lasting not less than one (1) day, (ii) shall only be based upon the number of days the delaying event actually exists and prevents the performance of the affected activity together with a reasonable allowance for scheduling the discontinuation and resumption of the affected activity, (iii) with respect to an increase in Development Costs, such increase shall only be permitted if such delay causes a delay in the Closing Date commercially reasonable increases in the Cost of the Work under the Construction Contract or if BUYER otherwise agrees in writing to such an increase, and (iv) SELLER having given written notice thereof to BUYER within fifteen (15) days after SELLER has actual knowledge of the first occurrence thereof and SELLER's failure to timely give such notice shall be deemed to be a waiver of SELLER's right to claim such specific Excusable Delay extends the date for SELLER's performance of any duty or obligation for a period more than fifteen (15) days prior to the date of SELLER's notice; provided, further, however, that (aa) such waiver shall only apply to the particular Excusable Delay and shall not waive SELLER's right to claim an Excusable Delay for any other event, (bb) SELLER shall not be obligated to deliver more than one (1) notice in the case of a continuing Excusable Event, and (cc) SELLER shall be deemed to have complied with this notice requirement if delay is reflected in an updated Project Schedule delivered by BUYER in accordance with subsection 3.7.5 below within such fifteen (15) days period.

                  1.20. "FUTURE IMPROVEMENTS" means building improvements that BUYER may elect in the future after the Closing Date to construct on the Property, which are generally shown on the Development Plan and denoted as "Phase II"; notwithstanding any other provisions in this Agreement, the Building to be constructed and the Property to be sold by SELLER does not include any Future Improvements notwithstanding that the Future Improvements are shown in the Development Plan.

                  1.21. "GOVERNMENT" means and includes the City of Oceanside, California and each other governmental and quasi-governmental agency and instrumentality whose consent is required to obtain the Entitlements and any public or private utilities whose consent is required for the Government to grant the Entitlements.

                  1.22. "IMPROVEMENTS" means the Building Shell Improvements and the Interior Improvements, but does not include any Land Improvements.

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                  1.23.    "INTEREST CARRY" means a element of the Development
Costs calculated as of the date funds are disbursed to pay Development Costs until the Purchase Price is paid in full calculated as follows: (a) a variable rate of interest equal to the rate of interest charged by SELLER's construction lender for amounts disbursed from a construction loan to pay Development Costs, provided, however, that such interest rate shall not exceed the Maximum Rate (as defined below) then in effect, and (b) a fixed rate of ten percent (10%) per annum on SELLER's own funds disbursed by SELLER to pay any Development Costs. The "Maximum Rate" means (a) the average of London Interbank Offered Rates (in U.S. dollar deposits) for a term of three (3) months as determined by Wells Fargo Bank, NA. as of the date the funds in question are disbursed plus (b) two and 50/100 percent (2.50%).

                  1.24. "INTERIOR IMPROVEMENT COSTS" means all actual, out-of-pocket amounts paid or incurred in connection with the design, construction and/or installation of the Interior Improvements incurred by SELLER, including (a) amounts payable to the Contractor for general conditions, job site supervision, cleanup, trash and janitorial services and the Contractor's Fee, (b) the actual "hard costs" of construction of the Interior Improvements (i.e. described in the Construction Contract as "Costs of the Work"); (c) the costs of all required permits, fees, inspections and other charges payable to any government authority in connection with the Interior Improvements; (d) the costs for initial utility improvements and/or connection fees; (e) all space planning, interior decorating, architectural and engineering services required to prepare and obtain required approvals for the Interior Improvement Plans and (f) loan fees, costs and interest attributable to expenditures for Interior Improvement Costs.

                  1.25. "INTERIOR IMPROVEMENTS" means all interior improvements which are not a part of the Building Shell Improvements, including
(a) partitions, walls, doors, (b) all surface finishes, including wall coverings, paint, floor coverings, suspended ceilings and other similar items,
(c) duct work, heat pumps, vents, filters, diffusers, terminal boxes and accessories for completion of heating, ventilation and air conditioning systems within the premises, (d) electrical distribution systems (including panels, subpanels, wires and outlets), lighting fixtures, outlets, switches and other electrical work to be installed in the premises, (e) plumbing lines, fixtures and accessories, (f) all fire and life safety control systems such as fire walls, and fire alarms (including piping, wiring and accessories) to be located in the premises, (g) entrance door signage and directory listings, (h) improvements required for compliance with Title 24, and (i) such other elements as designed in the approved Interior Improvement Plans; provided, however, the term "Interior Improvements" does not include any of BUYER's trade fixtures, equipment and personal property (including telephone systems, chairs, tables, furniture, movable partitions, racks, conveyors and other equipment used in BUYER's business). 1.26. "LAND" means the real property being purchased by SELLER under the Ocean Ranch Contract without any Improvements, except any Land Improvements to be constructed by Ocean Ranch Developer, consisting of a portion of Lot 18 of Tract Map No. 14329 in the City of Oceanside, California containing the Net Usable Land area as described and approved in accordance with Section 1 of the Ocean Ranch Contract.

                  1.27. "LAND IMPROVEMENTS" means works of improvement to be constructed within the Ocean Ranch Subdivision, and, if necessary, portions of the Land, as required under the Ocean Ranch Contract or to otherwise satisfy Legal Requirements by Ocean Ranch Developer and for the issuance of the Entitlements, as more particularly provided in the Ocean Ranch Contract, consisting of curbs, gutters, sidewalks, street lighting, streets, off-site storm drains and Utilities as necessary to provide for ingress and egress to and from the property line of the Property and to provide for Utilities to the perimeter boundary of the Property and grading as required to deliver the Property ready for construction of the Building Shell Improvements in a "rough graded" condition in substantial conformance with the Government-approved Grading Plans described in the Ocean Ranch Contract, subject to any modifications required by the Government in connection with the approval of the Parcel Map or the Entitlements.

                  1.28.    "LEASE" means that certain Standard
Industrial/Commercial Single-Tenant Lease-Net being executed and delivered by BUYER and SELLER in accordance with the provisions of

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subsection 14.1.1 below, a copy of which is annexed to this Agreement as EXHIBIT
"6"; any words or phrases defined in the Lease shall have the same meaning when used in this Agreement, unless otherwise expressly provided.

                  1.29. "LEGAL REQUIREMENTS" means all applicable laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of Government, which concern or relate to the development of the Property.

                  1.30. "NET USABLE LAND" shall have the same meaning as provided in Section 1 of the Ocean Ranch Contract.

                  1.31. "OCEAN RANCH CONTRACT" means that certain Purchase Agreement and Escrow Instructions dated October 25, 2002 between SELLER and Ocean Ranch Developer pursuant to which SELLER is purchasing the Land; BUYER acknowledges that SELLER has delivered to BUYER a copy of the Ocean Ranch Contract. BUYER and its legal counsel have participated extensively in the negotiation of the Ocean Ranch Contract and BUYER, by execution of this Agreement, approves the form of the Ocean Ranch Contract.

                  1.32. "OCEAN RANCH DEVELOPER" means Ivey Ranch Development Company, LLC, who is the developer of a large master planned commercial and industrial development in Oceanside, California commonly referred to as "Ocean Ranch" and which includes the area to comprise the Land ("Ocean Ranch Subdivision").

                  1.33. "PARCEL MAP" means the lot line adjustment (referred to as the "Map" in the Ocean Ranch Contract) to be recorded by Ocean Ranch Developer to provide for the legal division of the Property as a legal lot separate from the Remainder Parcel as described in Section 4 of the Ocean Ranch Contract.

                  1.34. "PLANS" means, collectively, the Final Building Shell Plans and the final Interior Improvement Plans.

                  1.35. "PROJECT SCHEDULE" means the schedule attached to this Agreement as EXHIBIT "7" as updated by SELLER from time to time in accordance with section 3.7.5 below

                  1.36. "PROPERTY" means the Land and, as and when constructed, the Building Shell Improvements, the Interior Improvements and the Land Improvements constructed on the Property.

                  1.37. "RENTABLE SQUARE FEET" or "RENTABLE SQUARE FOOTAGE" means the gross square footage within the perimeter boundaries of the Building Shell Improvements walls, windows and doorways, including the gross square footage of any Mezzanine area, measured from the exterior surface of such perimeter boundaries, unless the roof extends beyond such perimeter boundary, in which event the area shall be from the roof "drip line" and shall be equivalent to the determination of rentable square footage measurements in accordance with prevailing industry practices for single-tenant industrial/commercial properties.

                  1.38. "RESTRICTIONS" means (a) the Declaration of Covenants, Conditions and Restrictions recorded on March 15, 2001 as Document No. 2001-0150425 in the Official Records of San Diego County, California (the "CC&R Instrument"), (b) The Ocean Ranch Master Development Plan Planning and Design Guidelines dated April 21, 2000 ("Guidelines") described in the CC&R Instrument, (c) the Special Declaration and (d) any other covenants, conditions, restrictions or limitations effecting the Land as described in the Preliminary Report identified in Section 8(a) of the Ocean Ranch Contract, which is being approved by BUYER in accordance with section 9 below.

                  1.39. "SPECIAL DECLARATION" means the special covenants, conditions and restrictions provided in that certain Declaration of Special Land Use Restriction Agreement to be recorded in the Official

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Records of the San Diego County, California Recorder upon the conveyance of the
Land to SELLER pursuant to the Ocean Ranch Contract, a copy of which is attached as Exhibit D to the Ocean Ranch Contract.

                  1.40. "SUBSTANTIAL COMPLETION" shall have the meaning set forth in section 6.4 below.

                  1.41. "UTILITIES" means sewer, natural gas, water, telephone, electrical power, cable television, and fire services as reasonably required to permit development, operation and occupancy of the Building on the Property.

         2. FUNDAMENTAL TERMS. The provisions in this section 2 are included to summarize for convenience some of the important terms of this Agreement, and the provisions in this section are supplemented by and subject to the other sections of this Agreement. In the event of any conflict between this section 2 and any other provisions, the other provisions shall supersede and control.

                  2.1. PROPERTY IDENTIFICATION. The Property that is the subject of the purchase and sale transaction provided for in this Agreement consists of the Land and, when constructed, the Building Shell Improvements and Interior Improvements and the Land Improvements located on the Property, except any such Land Improvements that are public improvements.

                  2.2. SELLER'S ADDRESS FOR NOTICE. For purposes of any notices to SELLER, SELLER's address, telephone and facsimile numbers are:

                           INNOVATIVE DEVELOPMENT ENTERPRISES, INC.
                           Attention: Jeffrey C. Hamann
                           475 West Bradley Avenue
                           El Cajon, CA 92020
                           Telephone: (619) 440-7424
                           Facsimile: (619) 440-8914

                  2.3. BUYER'S ADDRESS FOR NOTICE. For purposes of any notices to BUYER, BUYER's address, telephone and facsimile numbers are:

                           ASHWORTH, INC.
                           Attention:      Peter Case
                           Address:        2765 Loker Avenue West
                                           Carlsbad, CA 92008
                           Telephone:      (760) 438-6610
                           Facsimile:      (760) 476-8440

                           with a copy to:

                           Allen Matkins Leck Gamble & Mallory
                           Attention:  Ellen Spellman and Tom Crosbie
                           501 West Broadway, 9th Fl.
                           San Diego, California 92101-3577
                           Telephone:  (619) 233-1155
                           Facsimile:  (619) 233-1158

                  2.4. ESCROW AGENT. For purposes of notice and delivery under this Agreement, the name, address, telephone and facsimile numbers of Escrow Agent are:

                           First American Title Insurance Company
                           Attention:  Lynn Graham

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                           411 Ivy Street
                           San Diego, CA  92101
                           Telephone:  (619) 231-4687
                           Facsimile:  (619) 231-4696

                  2.5.     SELLER'S BROKER. SELLER's Broker is: None

                  2.6.     BUYER'S BROKER. BUYER's Broker is:

                           Cushman & Wakefield of California, Inc.
                           Attention:  C. James McLaughlin, III
                           18191 Von Karman, Suite 400
                           Irvine, CA 92612
                           Telephone:  (949) 851-8222
                           Facsimile:  (949) 851-8509

                  2.7. TITLE COMPANY. For purposes of notice and delivery under this Agreement, the name, address, telephone and facsimile numbers of the Title Company are:

                           First American Title Insurance Company
                           Attention:  Ralph Snyder
                           411 Ivy St.
                           San Diego, CA  92101
                           Telephone:  (619) 231-4605
                           Facsimile:  (619) 231-4629

                  2.8. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property, which is payable upon Close of Escrow (as described below), shall be calculated in accordance with section 4 below and payable in accordance with section 5 below.

                  2.9. DEPOSIT. No good faith deposit will be required to be made by BUYER in connection with entering into this Agreement. BUYER may be required to make Deposits pursuant to pursuant to the terms of subsection
3.7.4 below providing for a Change Request Deposit.

                  2.10. CLOSING DATE. The date for Close of Escrow ("Closing Date") shall be the date determined in accordance with the provisions of section 7 below, unless BUYER and SELLER mutually agree in writing to change the Closing Date.

                  2.11. CONTINGENCY/CONDITIONS TO CLOSE OF ESCROW. The Close of Escrow is subject to certain contingencies or conditions as described in sections 9, 11 and 12 below, which contingencies or conditions are required to be satisfied or waived by the times described in sections 9, 11 and 12 below. Unless otherwise expressly provided in another section of this Agreement, the dates for satisfaction or waiver of such contingencies and conditions shall not be subject to extension for any reason, except with the prior written consent of SELLER and BUYER, in their respective sole discretion.

         3. DESCRIPTION OF THE PROPERTY. The Property to be conveyed by SELLER includes the Land, the Land Improvements located on the Property (except any Land Improvements constituting public improvements), the Building Shell Improvements and the Interior Improvements to be constructed by SELLER. Except as expressly provided in subsection 3.6 below, the conveyance includes all rights and privileges appurtenant to the Property, if any, now owned and possessed or hereafter acquired by SELLER. Subject to the provisions in sections
3.1 to 3.7 below, BUYER, by execution of this agreement, is approving the Development Plan for the Property.

                  3.1. PLANNED LAND SIZE AND FINAL MEASUREMENT. It is planned that the Net Usable Land of the Land will be determined as provided in
Section 1 of the Ocean Ranch Contract.

                           3.1.1    LAND DESCRIPTION. Subject to modification as
provided in this Agreement, BUYER has approved the description of the Net Usable Land as depicted on Exhibit A to the Ocean Ranch Contract. Pursuant to the Ocean Ranch Contract, Ocean Ranch Developer has agreed to (a) cause the boundaries of the Land to be located as shown on Exhibit A to the Ocean Ranch Contract, and
(b) submit and obtain Government approval of a lot line adjustment consistent with Exhibit A to the Ocean Ranch Contract, unless otherwise approved by SELLER and BUYER. BUYER understands that the real property to be conveyed by Ocean Ranch Developer to SELLER at the close of escrow under the Ocean Ranch Contract will include an area greater than the Land (such excess area is referred to as the "Remainder Parcel" in the Ocean Ranch Contracts) and, in all events, BUYER consents to SELLER's reconveyance to Ocean Ranch Developer of the Remainder Parcel. BUYER shall have no liability or obligation of any kind with respect to the Remainder Parcel. The recordation of the Parcel Map is a condition to the Close of Escrow as provided in section 11.5 below.

                           3.1.2    LOT SIZE MODIFICATIONS. SELLER may make
modifications to the size or configuration of the Land on account of Government requirements in connection with the approval of the Parcel Map and upon receipt of BUYER's prior written consent, not to be unreasonably withheld; provided, however, BUYER agrees not to withhold its approval on account of any increase or decrease the total square footage of the Net Usable Land of two percent (2%) or less that results from any Government action or requirement.

                           3.1.3    ADJUSTMENT OF NET USABLE LAND. The square
footage of the Net Usable Land will be determined by Ocean Ranch Developer as more particularly provided in the Ocean Ranch Contract, subject to any adjustment as permitted in the Ocean Ranch Contract and to receipt of BUYER's prior written consent thereto, not to be unreasonably withheld. BUYER and SELLER agree that the square footage of the Net Usable Land as determined in accordance with the Ocean Ranch Contract and approved by BUYER shall be a final and binding determination of the Net Usable Land for all purposes of this Agreement.

                           3.1.4    APPROVAL OF PARCEL MAP. Ocean Ranch
Developer has agreed to submit the recorded Parcel Map to SELLER for approval of its conformance, without material deviation, with the requirements of Section 1 of the Ocean Ranch Contract and Exhibit A to the Ocean Ranch Contract. SELLER shall submit such Parcel Map to BUYER for its approval, not to be unreasonably withheld, along with an Action Notice in the form described in section 3.7 below and BUYER shall have three (3) business days to give SELLER written notice of any objection BUYER may have to the Parcel Map. BUYER's failure to timely deliver notice of objection shall constitute BUYER's approval of the Parcel Map as accurately depicting the Land to be conveyed by SELLER.

                  3.2. BUILDING SHELL IMPROVEMENTS. The Building Shell Improvements shall be designed and constructed on the Land in accordance with the Development Plan (EXHIBIT "5"), the Building Shell Specifications (Exhibit "1") and the Final Building Shell Plans, as such plans and specifications may be supplemented, modified and amended in accordance with this Agreement, and in accordance with all Legal Requirements.

                           3.2.1    PLANNED SIZE AND FINAL MEASUREMENT. It is
planned that the Building Shell Improvements will consist of a building containing approximately 201,316 Rentable Square Feet, including a Mezzanine containing approximately 35,000 Rentable Square Feet. BUYER has approved the Building Shell Improvements as depicted on the Development Plan.

                           3.2.2    MODIFICATIONS. BUYER agrees that SELLER may
 make modifications to the Building Shell Improvements design on account of Government requirements, subject to receipt of BUYER's written consent, not to be unreasonably withheld; provided, however, BUYER agrees not to withhold its consent on account of any increase or decrease the total square footage of the Rentable Square Feet of two percent (2%) or less that results from any Government action or requirement or inadvertent jobsite discrepancies during the course of construction. The Developments Costs will be increased for the actual costs attributable to Government required changes to the Building as described in the Development Plan, the Building Shell Specifications (EXHIBIT "1") and the Development Cost Breakdown..

                           3.2.3    FINAL BUILDING SHELL PLANS. Subject to the
provisions of subsection 3.2.2 above, SELLER shall cause Architect-Shell Improvements to prepare and deliver to SELLER and BUYER proposed final Building Shell Plans, consisting of at least the documentation described in the Plan Sheets List annexed as EXHIBIT "8" to this Agreement, which shall include reasonable specifications sufficient to describe the quality of the material components of the improvements, including finishes, colors and materials ("Final Building Shell Plans") to the extent not set forth in the Building Shell Specifications (EXHIBIT "1"). SELLER shall provide the Design Professionals the relevant estimated Development Cost Breakdown with instructions to undertake the design work, to the extent commercially reasonable, to conform to cost estimates in the initial Development Costs Breakdown and shall otherwise use its good faith efforts to avoid any commercially unreasonable increases in the Development Costs. The Final Building Shell Plans shall be subject to BUYER's and SELLER's reasonable approval in accordance with the procedures provided in section 3.7 below and the proposed Final Building Shell Plans upon such approval shall become the Final Building Shell Plans for all purposes of this Agreement. If BUYER determines that the Final Building Shell Plans for any material elements are not of adequate detail, BUYER shall give SELLER notice of BUYER's requested additional information in accordance with section 3.7 below and SELLER shall arrange, as an additional Design Cost, for the Design Professionals to provide additional documentation.

                           3.2.4    THIRD PARTY APPROVALS. BUYER acknowledges it
is aware that (a) the Land, as a part of the Ocean Ranch Subdivision, is subject to the Restrictions, and (b) the overall design of the Improvements as shown in the Development Plan will be subject to the approval of the Ocean Ranch Developer as provided in Exhibit D (Section B) of the Ocean Ranch Contract, the Association as provided in Section 9(c) of the Ocean Ranch Contract and the Government as provided in Section 9(b) of the Ocean Ranch Contract ("Design Review Approval"). SELLER shall cause the Development Plan to be submitted for Design Review Approval and shall be responsible, as a part of the Development Costs, for submitting plans and materials reasonably required by the Ocean Ranch Developer, the Association or the Government in furtherance of obtaining Design Review Approval; provided, however, that all such plans and materials that modify the Development Plan shall have been previously approved by BUYER and any modifications to any such approved documents and any conditions to approval thereof shall be subject to BUYER's reasonable approval in accordance with section 11.7below.

                  3.3. INTERIOR IMPROVEMENTS DESCRIPTION. The Property to be purchased and sold shall include certain Interior Improvements as approved by SELLER and BUYER in accordance with the procedures provided in this subsection. BUYER, by execution of this Agreement, approves the design of the Interior Improvements as shown on the Development Plan.

                           3.3.1    DESIGN OF INTERIOR IMPROVEMENTS. SELLER
shall furnish to BUYER for its approval, a complete set of plans and specifications detailing all Interior Improvements consisting of at least the documentation applicable to the Interior Improvements described in the Plan Sheets List (EXHIBIT "8") to this Agreement, which shall include reasonable specifications sufficient to describe the quality of the material components of the improvements, including finishes, colors and materials ("Interior Improvement Plans") to the extent not set forth in the Building Shell Specifications (EXHIBIT "1"). Unless otherwise approved by BUYER, the Interior Improvement Plans will be prepared by the Architect-Interior Improvements, who has been retained by SELLER. Following BUYER's approval, the Architect-Interior Improvements shall submit the Interior Improvement Plans for Government plan checking and a building permit. The final Interior Improvement Plans shall be subject to any changes required by Government authorities or for compliance with any Legal Requirements, provided, however, that BUYER shall have the right to approve such changes in accordance with section 3.7 below. The Developments Costs will be increased for the actual costs attributable to Government required changes to the Building as described in the Development Plan, the Building Shell Specifications (EXHIBIT "1") and the Development Cost Breakdown. SELLER shall provide the Design Professionals the relevant estimated Development Cost Breakdown for the Interior Improvements with instructions to undertake the design work, to the extent commercially reasonable, to conform to the Interior Improvement Costs estimated in the initial Development Cost Breakdown (EXHIBIT "4") and shall otherwise use its good faith efforts to avoid any commercially unreasonable increases in the Development Costs. If BUYER determines that the Interior Improvement Plans for any material elements are not of adequate detail, BUYER shall give SELLER notice of BUYER's requested additional information in accordance with section 3.7 below and SELLER shall arrange, as an additional Design Cost, for the Design Professionals to provide additional documentation.

                  3.4. DAILY TRIP ALLOWANCE. The Ocean Ranch Subdivision generally is subject to Government traffic volume restrictions on the number of average daily trips ("ADT's") generated by use of the property within the entire Ocean Ranch Subdivision (the "Ocean Ranch ADT's"). Under the Special Declaration, and as a covenant running with the Land, Ocean Ranch Developer has allocated to the Land a number of the Ocean Ranch ADT's equal to 1,755 ADT's (the "Land ADT's"). SELLER's conveyance of the Property to BUYER includes any and all rights of SELLER, without representation or warranty, in the Land ADT's as provided in the Special Declaration.

                  3.5. RETAIL SPACE LIMITATION. Pursuant to the Special Declaration and other Restrictions, Ocean Ranch Developer has subjected the Land to certain restrictions on the retail use of the Land. Ocean Ranch Developer has agreed to permit use of the parking areas and allocated a maximum number of square feet, not to exceed 2,000 square feet of space within the Building, in each case for the limited uses described in Section 2.2(c) of the Special Declaration ("Special Use Allowance"). SELLER's conveyance of the Property to BUYER includes any and all rights of SELLER, without representation or warranty, in the Special Use Allowance.

                  3.6. EXCLUSIONS. The Property being conveyed by SELLER does not include any utility deposits, governmental deposits or any rights to any refunds arising from facts or circumstances arising prior to the Close of Escrow, except to the extent that the same have been included in Development Costs or that BUYER and SELLER agree in a separate written agreement to reimburse SELLER for any such prepaid deposits. In addition, the conveyance does not include any rights, claims, demands or actions which SELLER may have now or in the future against persons other than BUYER on account of any acts, omissions or circumstances arising prior to the Close of Escrow, except as expressly provided (a) in section 4.5 below with respect to the Ocean Ranch Contract adjustments, (b) in section 13.1 below concerning the assignment of Contractor's warranties and claims against Contractor, any architect, engineer, designer or other contractor or subcontractor or material supplier and (c) in section 13.7 below concerning the assignment of certain claims against Ocean Ranch Developer, and that affect the Property or BUYER's use thereof after the Closing Date.

                  3.7. BUYER APPROVALS, RESPONSES AND CHANGES. Unless a different time period for a particular action by BUYER is expressly set forth in another section of this Agreement, all approvals, responses and other actions required from BUYER by this Agreement in connection with the acquisition of the Land, the design and construction of the Improvements, completion of the Improvements or the Close of Escrow, shall be governed by this section 3.7, and no claim for Excusable Delay or increase in the Development Costs as a result of BUYER's failure to timely act shall be permitted or allowed unless BUYER fails to act in a timely manner as required by this section 3.7. Unless otherwise expressly provided, BUYER agrees to act in good faith and not to unreasonably withhold or delay any such approvals, responses and other actions.

                           3.7.1    PLAN SUBMITTALS. BUYER hereby approves the
Development Plan, including the preliminary Interior Improvement Plans. SELLER shall submit to BUYER for review

SELLER's proposed Final Building Shell Plans and Interior Improvement Plans. BUYER hereby acknowledges and agrees that, at any time prior to the submittal of the Final Building Shell Plans or the final Interior Improvement Plans, SELLER may submit to BUYER written descriptions or proposals showing design details for the elements of the Improvements, which may include new versions of all or part of the Building Shell Plans and Interior Improvement Plans, provided that the items shown therein can reasonably be approved separately from the balance of the Plans ("Submittals"). BUYER's review and approval of the Plans and Submittals shall be governed by section 3.7.2 below.

                           3.7.2    APPROVAL PROCEDURES. Any items that require
BUYER's approval, including, without limitation, the Plans and any Submittals, shall be submitted to BUYER, together with an Action Notice (as defined below). BUYER shall have the following periods of time ("Time Limit") from the delivery of such items to give SELLER notice of objection ("Objection Notice") to any items shown or set forth therein: (a) ten (10) days in the case of the submission of the proposed Final Building Shell Plans or the proposed final Interior Improvement Plans, and (b) five (5) days in all other cases. Notwithstanding any other provision herein to the contrary: (i) BUYER shall not have the right to submit an Objection Notice or otherwise withhold its approval of any Plans or Submittals with respect to any elements shown therein that were previously disclosed in the Development Plan, Building Shell Specifications, the initial Interior Improvements Plans or in prior Submittals approved by BUYER;
(ii) BUYER shall not otherwise unreasonably withhold its approval of the proposed Final Building Shell Plans or final Interior Improvement Plans provided that the same are materially consistent with the Development Plan, the Building Shell Specifications, the initial Interior Improvements Plans and any Submittals previously approved by BUYER and the most recent updated Development Cost Breakdown that has been approved by BUYER; or (iii) where the basis of BUYER's objection would give rise to a violation of any Legal Requirements. Provided that SELLER has provided an Action Notice with any such item submitted to BUYER for approval, BUYER's failure to timely give an Objection Notice shall constitute a BUYER's Delay. If BUYER timely and properly gives an Objection Notice, such notice shall specify in detail the basis of BUYER's objection and, if applicable, any proposed change. SELLER and BUYER shall promptly negotiate in good faith in an effort to resolve the grounds for such objection. If BUYER and SELLER are unable to resolve the dispute within five (5) days or such extended time as they may agree, then either BUYER or SELLER may submit the matter to Arbitration in accordance with section 35 below. SELLER shall act in good faith to continue its performance, to the extent commercially reasonable, during BUYER's review process or any Arbitration proceeding; however, SELLER may not commence any of the work described or required by any item submitted to BUYER for approval without first obtaining written approval from the BUYER or obtaining an Arbitration Award in SELLER's favor. Once approved by BUYER in writing, SELLER shall make no changes to any approved items without the prior written consent of BUYER.

                           3.7.3    ACTION NOTICE In connection with any
approval, response or other action required from BUYER under this Agreement with respect to the acquisition of the Land or the design and construction of the Improvements, SELLER shall provide to BUYER, together with any separate materials being submitted for review and approval, a notice in the form of the Action Notice annexed as EXHIBIT "9" to this Agreement, stating the nature of such requested approval, response or other action together with a statement that the failure to respond to such notice within the applicable Time Limit may constitute grounds for a BUYER's Delay and an increase in the Development Costs (the "Action Notice"). If the BUYER fails to respond by the applicable Time Limit, then, subject to satisfaction of the notice requirement described in section 1.19 above, SELLER shall be entitled to claim a BUYER's Delay and to an increase in the Development Costs as a result of such failure.

                           3.7.4    CHANGE REQUESTED BY BUYER. Subject to the
limitations in subsection 3.7.4.1 concerning changes to the Final Building Shell Plans, if BUYER requests any changes to the Improvements from Development Plan (EXHIBIT "5"), the Building Shell Specifications (EXHIBIT "1") or the Development Cost Breakdown(EXHIBIT "4"), which have been approved by BUYER, any such changes shall be made in writing (a "Change Request") and shall be in accordance with applicable Legal Requirements. SELLER's approval of such Change Request shall not be required, except that SELLER shall have the right to disapprove, in its sole discretion, any proposed changes to the Improvements which (a) adversely alter or otherwise adversely affect any structural component of the Building, (b) in the case of Interior Improvements, are visible from the exterior of the Building,
(c) would require materials which are not readily available or customarily and ordinarily used in similarly situated construction work where the procurement of such materials would cause a delay in Substantial Completion unless BUYER authorizes the same in writing as a BUYER's Delay, (d) specify materials that are not at least of comparable quality to those recommended in the Plans submitted by SELLER or (e) in the case of the Building Shell Improvements, is not approved by SELLER in accordance with subsection 3.7.4.1 below. SELLER shall respond within ten (10) days after receipt of any request to change the Plans in which to approve or disapprove in writing such change. If SELLER disapproves such proposed change, it shall state with specificity the reasons for such disapproval. SELLER and BUYER shall promptly negotiate in good faith in an effort to resolve the grounds for such disapproval. If BUYER and SELLER are unable to resolve the dispute regarding any Change Request within five (5) days or such extended time as they may agree, then either BUYER or SELLER may submit the matter to Arbitration in accordance with section 35 below. Within ten (10) days from the later of delivery of the Change Request or the issuance of the Arbitration Award, as applicable, SELLER shall provide to BUYER a good faith, reasonable estimate of the net additional costs of the additional Interior Improvement Work (the "Change Work") (including estimated additional Design Costs, permits and inspection fees) required to comply with the Change Request and after crediting any savings resulting from the Change Request ("Change Cost Proposal"). Within five (5) days from the delivery of the Change Cost Proposal, BUYER shall give SELLER written notice of the approval of the Change Cost Proposal ("Final Change Approval") and, if required by SELLER, make a deposit ("Change Request Deposit") as required under subsection 5.1 below in the amount of the Change Cost Proposal. If BUYER objects to the Change Cost Proposal, BUYER shall notify SELLER of such objection within such five (5) day period, and such notice shall specify in detail the basis of BUYER's objection and, if applicable, any proposed change. SELLER and BUYER shall promptly negotiate in good faith in an effort to resolve the grounds for such objection. If BUYER and SELLER are unable to resolve the dispute regarding any Change Cost Proposal within five (5) days or such extended time as they may agree, then either BUYER or SELLER may submit the matter to Arbitration in accordance with section 35 below. If BUYER fails to timely deliver a Final Change Approval, then BUYER shall be deemed to have revoked the Change Request and the construction of the Improvements shall continue without regard to the Change Request. The failure of SELLER to require a Change Request Deposit or, in the case of any minor Change Cost Proposal involving less than $30,000.00, the failure of SELLER to submit a Change Cost Proposal before proceeding with the requested change shall not waive or otherwise prejudice SELLER's right to an increase in the Development Costs on account of such change. Any delays in the design or construction of the Improvements on account of any Change Request shall be deemed BUYER's Delays, except to the extent that any portion of such delay is determined in an Arbitration Award to be a result of (i) SELLER's failure to timely respond to Change Requests in accordance the preceding procedures, or (ii) SELLER's bad faith refusal to approve a Change Request requiring SELLER's approval, which in either event will not constitute an Excusable Delay.

                                    3.7.4.1  LIMITATIONS ON CHANGES TO BUILDING
SHELL PLANS. Notwithstanding any other provision, BUYER shall not have the right to submit any Change Request that would have the effect of requiring a change in the Building Shell Improvements, in any of the following events: (a) the Change Request would require submission of a modification of the Development Plan following receipt of the Design Review Approval that would require additional discretionary Government approvals that cannot be issued by administrative staff or that would require additional public hearings; (b) where the Change Request is submitted later than thirty (30) days prior to the planned date of issuance of the building permit as shown in the then current Project Schedule, except in respect to a Change Request requesting a purely cosmetic change to the exterior of the Building that does not change the dimensions or configuration of the Building footprint or cause a delay in the processing of the building permit longer than fifteen (15) days; or (c) the proposed change is not acceptable to the Ocean Ranch Developer and/or the Association when (i) the change is required to be approved by the Ocean Ranch Developer and/or the Association in accordance with the requirements of the Ocean Ranch Contract, and (ii) the time for such approval would be after the date that SELLER's deposits under Section 5 of the Ocean Ranch Contract have become nonrefundable.

                           3.7.5    PROJECT MEETINGS/DOCUMENT UPDATES. BUYER's
Representative and SELLER's and Contractor's project manager(s) shall meet on a weekly basis to discuss the progress of the work, any required decisions or requested change orders and other matters related thereto, including any matters that such parties are aware of that could have a material adverse effect on the cost, schedule or quality of the construction and design of the Improvements or the Land Improvements. SELLER shall provide (a) an updated Project Schedule no less frequently than at fifteen (15) days intervals, (b) an updated Development Costs Breakdown (i.e. Cost versus Budget Summary and Job Cost Detail Report) at least monthly, and (c) copies of Construction Draw Requests promptly following submission to the construction lender. Such updated documents shall be reviewed and approved/disapproved at the next scheduled meeting following the delivery to BUYER of the updated documentation..

         4. DETERMINATION AND PAYMENT OF THE PURCHASE PRICE. The Purchase Price for the Property shall be calculated in accordance with the provisions of this section 4. The Purchase Price shall be an amount equal to the sum of: (a) the Development Costs actually incurred by SELLER, as adjusted in accordance with the provisions of subsections 4.1 to 4.5 below; and (b) the Developer's Fee. The parties currently anticipate that the Purchase Price will be approximately $14,022,596 based upon the Improvements as described in the Development Plan, and as itemized in the initial Development Cost Breakdown (Exhibit "4"). The Purchase Price shall be payable as provided in section 5 below. BUYER acknowledges that: (i) the Development Cost Breakdown constitutes only SELLER's good faith estimate of Development Costs based on known conditions, information provided by SELLER's Contractor based on its recent experience with costs incurred in development of other similar projects and is being made without the benefit of bidding or final plans, specifications and requirements for the development of the Property; (ii) the Development Cost Breakdown is being provided for informational purposes only and is not intended to constitute a representation or warranty of the actual Development Costs;
(iii) BUYER, as a part of its own due diligence is required to make its own independent decision concerning the Development Costs; and (iv) such Development Costs shall be subject to increase or decrease as provided in subsections 4.1 to
4.6 below. SELLER shall use its reasonable, good faith efforts to not to exceed the costs shown in the initial Development Cost Breakdown (EXHIBIT "4"), subject to increases permitted in accordance with this Agreement. SELLER shall update the Development Cost Breakdown and set fixed line item costs as bids are received, subcontractors and materials are selected and costs are otherwise identified, but in any event on not less than a monthly basis, and submit the same to BUYER for BUYER's reasonable review and approval. Upon BUYER's approval thereof, the revised Development Cost Breakdown shall replace the previously approved Development Cost Breakdown for all purposes, the fixed costs identified therein shall be fixed for all purposes (and may only be modified by written agreement of BUYER and SELLER) other than for increased costs resulting from Excusable Delays or Change Requests submitted by BUYER.

                  4.1. INCREASE/EXCLUDED ITEMS. Development Costs (and the Purchase Price) shall be subject to increase for work required to be performed to the extent that the Development Plan, Building Shell Specifications or the Development Cost Breakdown specifically shown items of work as "excluded" (e.g. racks, conveyors, equipment or equipment installation, electrical fixtures, etc.) and SELLER is required to incur Development Costs on account of any such item of work. For convenient reference, a list of items identified as "excluded items" on the Development Plan, Building Shell Specifications or the Development Cost Breakdown is set forth in the Initial Excluded Items List annexed as EXHIBIT "1A" to this Agreement; provided, however, the inclusion of this list is not intended to infer that the scope of required work includes any elements other than the specific work described in the Development Plan, Building Shell Specifications and the Development Cost Breakdown. In the event there are any additional "excluded" items arising from any Change Request submitted by BUYER under section 3.7.4 above, SELLER shall expressly identify any such "excluded item(s)" in the Change Cost Proposal.

                  4.2. INCREASE/CHANGE REQUESTS. Development Costs (and the Purchase Price) shall be subject to increase for work required to be performed as a result of any Change Request by BUYER in the actual, out-of-pocket amount of all increased Development Costs resulting from the Change Request requested by BUYER to the Plans, subject to a credit therefor for any Deposits made by BUYER with respect thereto as provided in sections 3.7 above and 5.1 below.

                  4.3. BUYER CAUSED DELAYS. To the extent any of the Excusable Delays constitute BUYER's Delays and the Closing Date is delayed for a period of not less than sixty (60) days after the date that the Closing Date otherwise would have occurred as a result of such BUYER's Delays, the Purchase Price shall also be increased at a daily rate equal to $3,333.00 per day multiplied times the number of days in excess of sixty (60) days that the Closing Date is so delayed by such BUYER's Delays ("Delay Credit"). BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES THAT SELLER MAY SUFFER ON ACCOUNT OF THE FAILURE OF THE CLOSING DATE TO OCCUR ON A TIMELY BASIS ON ACCOUNT OF THE FAULT OF BUYER OR ITS CONTRACTORS, AGENTS AND EMPLOYEES. THEREFORE, BUYER AND SELLER AGREE THAT THE DELAY CREDIT INCREASE OF THE PURCHASE PRICE PROVIDED IN THIS SECTION REPRESENTS A FAIR AND REASONABLE ESTIMATE OF SELLER'S DAMAGES UNDER THE PROVISIONS OF SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND THAT SELLER SHALL BE ENTITLED TO SUCH DELAY CREDIT AS IT'S SOLE AND EXCLUSIVE REMEDY (EXCEPT FOR PERMITTED INCREASES IN THE DEVELOPMENT COSTS) ON ACCOUNT OF SUCH DELAY AND SELLER OTHERWISE WAIVES ANY RIGHT TO TERMINATE THIS AGREEMENT ON OR BEFORE THE OUTSIDE COMPLETION DATE ON ACCOUNT OF SUCH DELAYS.

                          /s/ JCH                      /s/ TWT
                          --------------------         --------------------
                          SELLER'S Initials            BUYER's Initials

                  4.4. DECREASE/SELLER CAUSED DELAYS. If the Closing Date is delayed for a period of not less than sixty (60) days after the date that the Closing Date (after extension for any Excusable Delays) otherwise would have occurred on account of delays for which SELLER is responsible under this Agreement ("SELLER's Delays"), the Purchase Price shall be decreased at a daily rate equal to the Delay Credit (i.e. $3,333.00) provided in section 7.3 below multiplied times the number of days that the Closing Date is so delayed.

                  4.5 OCEAN RANCH CONTRACT ADJUSTMENTS. Notwithstanding any other provisions of this Agreement, certain provisions of the Ocean Ranch Contract described below provide for either reimbursements to SELLER or payments by SELLER under the Ocean Ranch Contract that may increase or decrease the Development Costs and the Purchase Price as provided in sections 4.5.1 to 4.5.4 below. To the extent that any such adjustments are not determinable as of the Closing Date or the date for completion of the final accounting procedure described in section 4.6.4 below, BUYER and SELLER agree to make such adjustments and either pay or reimburse the other as applicable within thirty
(30) days after a determination of the adjustment. In the case of any payment by SELLER to Ocean Ranch Developer on account of any such matters, SELLER shall give BUYER notice of the required payment in accordance with the procedure in section 3.7 above and BUYER shall have the right to approve such payment; provided, however, that BUYER shall have no right to disapprove any such payment for a reason that would constitute a default under the Ocean Ranch Contract.

                           4.5.1    SAVINGS CLAUSE. Pursuant to the terms of
Section 7(a) of the Ocean Ranch Contract, Ocean Ranch Developer has agreed to provide for the benefit of SELLER and BUYER certain "Government Funds" or "Other Savings" in the amount of Three Hundred Thirty Seven Thousand One Hundred Fifty Four Dollars ($337,154.00) in a form approved by SELLER. As between SELLER and BUYER, SELLER agrees that BUYER shall be entitled to exercise the approval rights granted in the Ocean Ranch Contract and SELLER shall follow such directions in making exercising such approval rights. To the extent that the consideration proposed by the Ocean Ranch Developer consists of performance of work (e.g. finish grading) or credits against permit or other Development Costs, such savings shall reduce the Development Costs and SELLER shall reflect such savings as and when realized in the then current Development Cost Breakdown. To the extent that BUYER approves some other form of "Government Funds" or "Other Savings" that does not result in an actual savings in the Development Costs, the Development Costs shall not be reduced and BUYER shall be entitled to the benefit of the other consideration.

                           4.5.2    STORM DRAINAGE FEES. Pursuant to the terms
of Section 15(g)(iii) of the Ocean Ranch Contract, SELLER is obligated to reimburse Ocean Ranch Developer for certain fees it previously paid in connection with the Local and Major Storm Drain Fee Programs in the amount of One Hundred Thirty-Six Thousand Eight Hundred Seventy-Three and 57/100 Dollars ($136,873.57). Such amount shall be included in the Development Costs.

                           4.5.3    PERMIT FEE PAYMENTS. Pursuant to the terms
of Section 15(g)(ii) of the Ocean Ranch Contract, SELLER is obligated to purchase from Ocean Ranch Developer certain credits arising from certain permit costs it has prepaid in lieu of making direct payment of such permit costs to the applicable Government authority. Such amounts paid to the Ocean Ranch Developer shall be included in the Development Costs in reduction of permit costs that may otherwise be shown as Government permit costs.

                           4.5.4    EXPENSES OF COLLECTION. Subject to SELLER's
entitlement to reimbursement for its Legal Expenses, SELLER shall use commercially reasonable efforts to collect amounts due from Ocean Ranch Developer under the preceding provisions; provided, however, if, prior to the Close of Escrow, it become necessary to initiate a legal action against the Ocean Ranch Developer to collect any such amounts, SELLER agrees, if requested by BUYER, to assign, to the extent permitted under the Ocean Ranch Contract, the claim against Ocean Ranch Developer to BUYER and BUYER shall have the right to directly pursue collection. If, as of Close of Escrow, any amounts payable by the Ocean Ranch Developer have not been received, whether on account of Ocean Ranch Developer's or otherwise, then SELLER shall assign the right to receive such payments to BUYER and BUYER shall be entitled to receive and retain any such payments, subject to SELLER's entitlement to be reimbursed for its Legal Expenses in connection with any prior collection actions. For purposes of determining any amounts to be credited under subsections 4.5.1 or 4.5.2 above, if SELLER is required to incur Legal Expenses in connection with enforcements of Ocean Ranch Developer's obligation to make such reimbursements, the amount of any savings credits to the Development Costs shall be calculated after deduction for SELLER's Legal Expenses. The term "Legal Expenses" means reasonable attorneys' fees and costs (including any expert witness fees), including attorneys' fees and costs in connection with the enforcement of any award or judgment or any appellate proceedings.

                  4.6 PROCEDURES/ACCOUNTING. The final Purchase Price shall be equal to the final Development Costs plus the Developer Fees, subject to the limitations set forth in and as increased or decreased pursuant to sections 4.1 through 4.5 above.

                           4.6.1    INSPECTION OF RECORDS. During the course of
performance of the construction of the Building Shell Improvements and Interior Improvements and in connection with the final reconciliation of the Development Costs as provided in subsection 4.6.4 below, and in addition to SELLER's monthly update of the Development Cost Breakdown as required above, SELLER and BUYER shall regularly confer concerning the Development Costs, and BUYER shall be entitled to reasonably review books and records maintained by SELLER and Contractor relating to such Development Costs at Contractor's office or such other location as designated by SELLER within San Diego County, California. Such right of inspection is exercisable on reasonable prior written notice (not less than one (1) business day) to SELLER and during the regular business hours of SELLER or Contractor, whichever is applicable. In addition, in the case of construction work being performed by Contractor's own forces, SELLER shall cause the Contractor to provide BUYER with a monthly job report showing the progress of the work, percentage of completion for each trade, hours worked per trade, number of workers employed per trade, amounts requested and paid to date and such other information as is reasonably requested by BUYER, and if requested by BUYER, copies of the draw requests and related documentation submitted by Contractor in connection with the work.

                           4.6.2    PRELIMINARY CLOSING ACCOUNTING. No later
than thirty (30) days prior to the expected Closing Date, SELLER shall deliver to BUYER an accounting of the Development Costs incurred and projected through the Closing Date ("Preliminary Closing Accounting"). Such Closing

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Accounting shall also include a detailed description of any adjustments from the most recent version of the Development Cost Breakdown that had been approved by both BUYER and SELLER and state the amount of the Purchase Price as of the Preliminary Closing Accounting. Within twenty (20) days from delivery of the Preliminary Closing Accounting, BUYER shall provide to SELLER a written notice stating its approval or disapproval of the Preliminary Closing Accounting and, in the event of disapproval, shall include a detailed description of the grounds for such disapproval, including a line item by line item response to each element for a proposed Purchase Price adjustment to which BUYER has an objection ("Disapproval Notice"). In the event BUYER gives a Disapproval Notice, SELLER and BUYER shall in good faith endeavor to reach agreement on the Preliminary Closing Accounting, provided that if the parties are unable to reach agreement within ten (10) days from the delivery of the Disapproval Notice either BUYER or SELLER may immediately submit the matter for decision by Arbitration (as defined below).

                           4.6.3    CLOSING. If BUYER and SELLER are unable to
agree on the amount of the Purchase Price as of the Closing Date and the amount in dispute is Two Hundred Fifty Thousand Dollars ($250,000.00) or less, BUYER and SELLER shall nonetheless proceed with the Close of Escrow. For purposes of such Close of Escrow, the Purchase Price shall be the Development Costs, as shown in the most recent version of the Development Cost Breakdown that had been approved by both BUYER and SELLER, adjusted by those items in subsections 4.1 to
4.5 above on which BUYER and SELLER are in agreement. If the amount in dispute is more than Two Hundred Fifty Thousand Dollars ($250,000.00), then BUYER shall have the right to elect whether or not to proceed with the Close of Escrow in advance of the resolution of such dispute, either by agreement or by Arbitration. Neither BUYER nor SELLER shall be deemed to have waived, released, prejudiced or otherwise affected any rights or remedies they may have with respect to such dispute by proceeding with the Close of Escrow in accordance with this section. If the amount in dispute as reflected in the items identified in BUYER's Disapproval Notice ("Disputed Adjustments") is more than One Hundred Thousand Dollars ($100,000.00), then prior to the Close of Escrow, BUYER shall deposit in the Escrow the aggregate amount of the Disputed Adjustments which shall then be held by Escrow Agent pending (a) delivery of a supplemental joint Escrow Instructions signed by both BUYER and SELLER directing Escrow Agent with respect to the disbursement of such deposit, or (b) delivery of an Arbitration Award by BUYER or SELLER setting forth the disbursement of such deposit.

                           4.6.4    FINAL RECONCILIATION AFTER CLOSE OF ESCROW.
Within ninety (90) days following the Close of Escrow, SELLER shall deliver to BUYER a final accounting of the Development Costs and a detailed statement of the Purchase Price showing the effect of any adjustments required to be made under this section 4 subject to any items not then known or verifiable ("Final Accounting"). BUYER shall have the right to review books and records, including invoices and draw requests, of SELLER and Contractor concerning such Development Costs. Within thirty (30) days following the delivery of the Final Accounting, BUYER shall give SELLER notice of any costs included in the Final Accounting which BUYER disputes ("Objection Notice"). If BUYER does not timely give an Objection Notice, BUYER shall be deemed to have approved the Final Accounting subject to any items not then known or verifiable. If BUYER timely gives an Objection Notice, and BUYER and SELLER are unable to resolve such dispute, either BUYER or SELLER may have the dispute resolved through Arbitration in accordance with the procedure provided in section 35 below. Within thirty (30) days from the approval of the Final Accounting or, if applicable, a determination of the Development Costs and Purchase Price in an Arbitration, BUYER and SELLER shall reconcile any difference in the amount of the Purchase Price paid by BUYER at the Close of Escrow. Within such thirty (30) day period, SELLER shall refund to BUYER any overpayment or BUYER shall pay to SELLER any underpayment, whichever is applicable. The provisions of this section 4.6 shall survive Closing.

         5. MANNER OF PAYING THE PURCHASE PRICE. The Purchase Price shall be payable through Escrow as provided in sections 5.1 and 5.2 below. The full Purchase Price shall be payable in cash or cash equivalent upon Close of Escrow, except as provided in subsections 4.6.3 and 4.6.4 above.

                  5.1. DEPOSITS. BUYER shall not be required to deliver any deposit to Escrow Agent or SELLER in connection with the execution of this Agreement. BUYER shall be required to make Deposits during the pendency of Escrow and in advance of the Closing Date as follows: a Deposit(s) in the amount(s) and such at such times as determined in accordance with section 3.7 above on account of Change Requests. Except as provided in subsection 5.1.1 below, any such Deposits shall be delivered directly to SELLER and Escrow Agent shall have no responsibility to collect or account for any such Deposits. SELLER shall not be required to keep such Deposits separate from its general accounts and no interest shall be deemed earned or credited on any deposit delivered to SELLER. In the case of any deposit with Escrow Agent at the Close of Escrow on account of any Disputed Adjustment as required under subsection 4.6.3 above, such deposit shall be held in an interest bearing account at a rate generally available to Escrow Agent on accounts permitting daily withdrawal, with interest credited to the party who becomes entitled to receive the deposit as provided in section 4.6.3 above.

                           5.1.1    FUND CONTROL. If requested by BUYER, SELLER
agrees to cooperate with BUYER in the establishment of an institutional fund control at Dixieline in San Diego County, California ("Fund Control"), as an additional Development Cost, for the purpose of receiving and disbursing Deposits on account of Change Requests in either of the following events: (a) in the case of any single Change Request, the amount required for Deposit exceeds Fifty Thousand Dollars ($50,000.00), or (b) when the aggregate amount of all Change Requests exceeds One Hundred Thousand Dollars ($100,000.00). In such event, BUYER and SELLER shall provide joint instructions to Fund Control that the funds on Deposit be released thereby to SELLER on a monthly basis in proportion to the percentage of completion of the Change Work represented by the Deposit upon Fund Control's receipt of (a) payment applications from SELLER and Contractor certifying that such payments are being made to pay the cost of Change Work and the percentage of completion of such Change Work as of the date of each such application, (b) unconditional lien releases from Contractor and any affected subcontractors or suppliers for prior payments and conditional lien releases for the requested payment, in form reasonably acceptable to Fund Control, and (c) such other information as is reasonably requested by Fund Control.

                           5.1.2    CREDIT TO PURCHASE PRICE. If the Close of
Escrow occurs, the actual costs of any Change Work shall be included in the Development Costs and BUYER shall be entitled to a credit against the Purchase Price in the amount of the Deposits made and released to pay for such costs of the Change Work.

                           5.1.3    NON-REFUNDABLE DEPOSITS. As more
particularly provided in subsection 14 below, the Deposits shall be non-refundable except as provided in Section 14.2 in the event of a default by SELLER, or if prior to the performance of the Change Work (a) BUYER terminates this Agreement pursuant to any express right granted to BUYER to terminate this Agreement, or (b) if this Agreement is terminated by SELLER pursuant to any express right of termination granted to SELLER for a reason other than SELLER's termination on account of BUYER's default.

                  5.2. BALANCE OF PURCHASE PRICE. BUYER shall pay to Escrow Agent the balance of the Purchase Price on or before the Closing Date, together with any additional amounts required to pay costs charged to BUYER. Such amounts shall be deposited by cashier's check, certified check or wire transfer.

         6. DEVELOPMENT PROCEDURES. The procedures provided in this section shall govern development and construction activities requiring the cooperation of SELLER and BUYER. BUYER and SELLER generally agree to cooperate in good faith and in a commercially reasonable manner to provide for the efficient administration of necessary design and construction activities requiring the participation of SELLER and BUYER and their respective agents, contractors and representatives.

                  6.1. APPROVED CONTRACTOR. Hamann Construction, a licensed general contractor, will be the Contractor for construction of the Building Shell Improvements and the Interior Improvements (exclusive of any Excluded Items). BUYER and SELLER approve Hamann Construction acting as the general contractor ("Contractor"). Contractor shall be entitled to receive the Contractor's Fee in accordance with the Construction Contract and such fee is a part of the Development Costs. SELLER shall be responsible for coordinating the activities of the Design Professionals and ensuring the timely performance thereby. SELLER shall cause the Contractor to provide instructions to any separate contractors of BUYER performance work on the Property as permitted under this Agreement in an effort to mitigate any interference of such separate contractor's work with Contractor's work; under no circumstance shall SELLER or Contractor have any responsibility whatsoever to supervise BUYER's separate contractors or otherwise be responsible for any acts or omissions of such separate contractors.

                  6.2. AUTHORIZED REPRESENTATIVES. BUYER appoints Peter Case ("BUYER's Representative") to represent BUYER's interests in connection with the review and approval of plans and specifications, bidding documentation, submission of Change Requests, approval of any Change Cost Proposals or accountings, construction progress and such any other matters concerning or relating to the development. BUYER authorizes SELLER to provide to BUYER's Representative any information concerning the design and construction of the Improvements required to be provided by SELLER under this Agreement. SELLER shall have the right to rely on instructions, directives and decisions of BUYER's Representative the same as if such instructions, directives and decisions were communicated by BUYER directly to SELLER. If Peter Case is no longer available to act as BUYER's Representative, BUYER shall appoint another responsible qualified person as a replacement by promptly giving SELLER written notice.

                  6.3. APPROVAL OF CONSULTANTS AND BIDS. BUYER shall have the right to approve all Design Professionals retained by SELLER in connection with the development of the Land and the construction of the Improvements; the Design Professionals shown in the Design Professional List (Exhibit "3"). The procedures in this section shall apply separately with respect to Bids for the construction of the Building Shell Improvements and Bids for the Interior Improvements, which may take place at different times. All such Bids shall be on a fixed price basis unless otherwise agreed in writing by BUYER. BUYER shall have the right to review the subcontract proposals ("Bids") for the Major Trades (as defined below) required for construction of the Improvements. SELLER shall cause Contractor to deliver to BUYER (i) a list of all subcontractors from which Contractor intends to solicit bids, and (ii) Bids for each Major Trade from no less than three (3) licensed and qualified subcontractors on such Bid list, together with a written notice specifying the Bids which Contractor recommends for acceptance ("Recommended Subcontractor"). BUYER shall have the right to reasonably disapprove Contractor's recommended Bid for any of the Major Trades by giving SELLER written notice of any objection that BUYER may have to such Bids within ten (10) days from BUYER's receipt of the subject Bid from Contractor. BUYER's notice of disapproval shall explain in detail the basis for the disapproval of any Bid recommended by Contractor and shall specify the subcontractor preferred by BUYER from the list of Bids submitted for the applicable Major Trade if BUYER has a preference between the remaining Bids. Contractor shall have the right to utilize any subcontractors submitting Bids for which BUYER does not timely give notice of its disapproval and in all events, the subcontractors selected shall be subject to Contractor's reasonable approval. The term "Major Trades" means portions of the construction work consisting of the supply or installation of heating and air conditioning, fire sprinkler system, framing, drywall, plumbing, painting, floor coverings, suspended ceilings, glass, doors and ceramic tile, and grading and excavations. SELLER shall cause Contractor to procure such Bids and deliver such Bids to
BUYER: (a) in the case of the Building Shell Improvements, within thirty (30) days after receipt of the Final Building Shell Plans; and (b) in the case of the Interior Improvements, within thirty (30) days after BUYER's approval of the final Interior Improvement Plans. In the case of electrical and concrete work and other work not constituting a Major Trade, BUYER and SELLER agree that Contractor will directly perform such work with its own forces and, subject to the cost limitations set forth in section 1.10 above, that Contractor is not required to obtain competitive bids from any subcontractors for such work.

                           6.3.1    LIMITATIONS ON LIABILITY. If BUYER rejects a
Bid recommended by Contractor and an alternate subcontractor is selected in accordance with the procedures described this section 6.3 ("Alternate Subcontractor"), then neither Contractor nor SELLER shall be liable for (a) any delays caused by Alternate Subcontractor selected for the Major Trade, which delays shall be deemed BUYER's Delays, (b) defects or deficiencies caused by such Alternate Subcontractor, or (c) claims for extra compensation by such Alternate Subcontractor that are not caused by the negligence or willful misconduct of SELLER, Contractor or a Recommended Subcontractor.

                  6.4. CONSTRUCTION/SUBSTANTIAL COMPLETION. SELLER shall cause the Contractor to proceed with the construction of the Improvements in order to cause the Substantial Completion of the Improvements in accordance with the provisions of section 7 below and the Project Schedule.

                           6.4.1    "SUBSTANTIAL COMPLETION" DEFINED. The terms
"Substantial Completion" or "Substantially Complete" mean the date upon which SELLER satisfies all of the following requirements, as determined as provided in section 6.4.2 below: (a) the construction of the Improvements is substantially completed in substantial conformance with the Plans as modified only by any changes which are permitted by this Agreement, subject only to minor corrective work which does not affect or limit BUYER's use of the Building ("Corrective Work") and the cost of completing which does not exceed Fifty Thousand Dollars ($50,000.00); (b) SELLER has procured a certificate of occupancy (whether temporary or permanent) or other applicable permit allowing BUYER's immediate use and occupancy of the Property; provided, however, if the SELLER is unable to obtain a certificate of occupancy (whether temporary or permanent) or other applicable permit permitting occupancy on account of BUYER's fixturization work or BUYER's other activities at the Property, then Substantial Completion shall nevertheless be deemed to occur as of the date the other requirements for Substantial Completion have been satisfied.

                           6.4.2    DETERMINATION OF SUBSTANTIAL COMPLETION. No
earlier than fifteen (15) days prior to the projected date of Substantial Completion, SELLER shall prepare and submit to the Architects a comprehensive list of items remaining to be completed or corrected. Failure to include an item on such list does not alter the responsibility of the SELLER to complete the Improvements in accordance with the terms hereof.

                                    6.4.2.1  ARCHITECTS' INSPECTION. Upon
receipt of SELLER's list and no earlier than five (5) days prior to the planned date of Substantial Completion, the Architects will make an inspection to determine whether the Improvements are Substantially Complete. If the Architects' inspection discloses any item, whether or not included on the SELLER's list, which is not sufficiently complete in accordance with the Plans so that the Improvements may be deemed Substantially Complete, then SELLER shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon receipt of notification regarding the insufficient items. In such case, SELLER shall then submit a request for another inspection by the Architects to determine Substantial Completion.

                                    6.4.2.2  CERTIFICATE OF SUBSTANTIAL
COMPLETION. When the Improvements are Substantially Complete, the Architects will prepare a Certificate of Substantial Completion annexed as EXHIBIT "10" to this Agreement (a) stating that the Improvements have been completed in accordance with the Plans, subject to the Corrective Work identified therein that remains to be completed, and (b) that will include certificates from Contractor's the soils engineer(s) and the civil engineer(s) in favor of BUYER, certifying that the work undertaken by or on behalf of SELLER and/or the Contractor Improvements have been completed in substantial conformance with the respective approved plans. Subject to section 6.4.2.3 below, the Certificate of Substantial Completion shall establish the date of Substantial Completion.

                                    6.4.2.3  DISPUTE PROCEDURE. The thirty (30)
day period between the date of Substantial Completion and the Closing Date as provided in section 7.1 below shall commence as of the date of the delivery of the Certificate of Substantial Completion to BUYER and SELLER and the Closing Date shall not be extended on account of any dispute between BUYER and SELLER in the absence of an Arbitration award entered prior to the expiration of such thirty (30) day period determining that such Certificate of Substantial Completion was prematurely issued by the Architect. The Certificate of Substantial Completion shall be submitted to BUYER and SELLER for their written approval, which shall not be unreasonably withheld. BUYER and SELLER shall provide written notice of any objections to the Certificate of Substantial Completion to the Architects and the other party within five (5) days after receipt thereof. The Architects, BUYER and SELLER shall promptly negotiate in good faith to resolve such dispute. If such parties are unable to resolve such dispute within five (5) days, then either BUYER or SELLER shall have the right to submit the matter to Arbitration as provided in section 35 below.

                            6.4.3   DELIVERY OF "PUNCH LIST". In connection with
the Architect's inspection as required under section 6.4.2 above, the Architect shall prepare and deliver to BUYER and SELLER for review and approval a "punch list" of any Corrective Work to be completed by Contractor promptly following the Close of Escrow. Upon Approval thereof by the parties, one hundred fifty percent (150%) of the cost of completing all such Corrective Work shall be retained from the Purchase Price in Escrow until the same has been completed, at which time BUYER shall instruct Escrow Agent to release such funds to SELLER. If such Corrective Work has not been completed on or before the date that is thirty
(30) days after Substantial Completion occurs, then, without limiting SELLER's obligation to complete the same, BUYER shall have the right to utilize the funds retained in Escrow to complete the same. Except with respect to such Corrective Work and any claim submitted to Arbitration in accordance with subsection
6.4.2.3 above, if BUYER proceeds with the Close of Escrow, BUYER shall be deemed to have accepted the Building Shell Improvements and Interior Improvements as conforming to the requirements of this Agreement, including the Final Building Shell Plans and the final Interior Improvements Plans; provided, however, BUYER shall not be deemed to have approved, or waived or otherwise modified or changed its rights with respect to, any defects or to enforce the warranties being provided and assigned to BUYER in accordance with section 13 below by proceeding with the Close of Escrow.

                  6.5. FINAL MEASUREMENTS. Following Substantial Completion of the Interior Improvements and prior to the Closing Date, SELLER will cause the Architect - Shell Improvements to certify the Rentable Square Feet within the Building to confirm compliance with the restriction in subsection 3.2.2 above. If BUYER disputes such certification, BUYER shall notify SELLER in writing within ten (10) days of BUYER's receipt of such certification. In such event, SELLER and BUYER shall submit any such dispute for decision by Arbitration. Notwithstanding the submission of such dispute to Arbitration, BUYER and SELLER shall proceed with the Close of Escrow based on the determination of the Architect-Shell Improvements and any adjustment resulting from a different determination in an Arbitration shall be made within thirty
(30) days from the receipt of the Arbitration award. In addition, SELLER shall cause the Architects to deliver as-built plans of the Improvements to SELLER and BUYER no later than sixty (60) days following the issuance of the Certificate of Substantial Completion.

                  6.6. BUYER'S FIXTURIZATION. On or before the earlier of sixty (60) days prior to the expected date of Substantial Completion of the Building or the date permitted therefore by the City of Oceanside, SELLER shall permit BUYER to enter upon the premises for the purposes of permitting BUYER to commence installation of BUYER's machinery and trade fixtures ("Fixturization Period"). BUYER agrees to carry out such work in such manner as will not interfere with the Contractor's work and any delays caused by such activities shall be BUYER's Delays. If requested by BUYER, SELLER shall cause Contractor to contract with a private security company for the premises as an added Development Cost. Contractor's sole responsibility will be to hire and pay the security company and give them such general instructions for security procedures in accordance with BUYER's instructions to SELLER and neither SELLER nor Contractor shall be responsible for supervising the performance of such security company nor liable for any loss or damage to any such machinery or trade fixtures installed by BUYER prior to the Close of Escrow. Prior to entering into the Property for such fixturization, BUYER shall provide and cause each of BUYER's suppliers and separate contractors to provide evidence of Commercial General Liability insurance coverage in the amount of One Million Dollars ($1,000,000.00) to protect the Property, SELLER and Contractor from any loss or liability arising from the acts or omissions of BUYER and/or such suppliers and separate contractors. BUYER agrees that it will pay for the cost or expense of any repairs or replacements resulting from BUYER's exercise of the access rights provided in this section and the existence of any damage or "punch list" items caused by such activities shall not delay the date for Substantial Completion or be considered Corrective Work subject to the provisions of section 6.4 above. BUYER shall indemnify, defend and hold harmless SELLER, Contractor and the Property from and against any loss, liability, claim or expense (including reasonable attorneys' fees and court costs) or damage resulting from BUYER's exercise of such access rights. In addition, to the extent that such activities upon the Property may result in the Title Company showing an exception to title to the Property, BUYER agrees to accept the title to the Property subject to any such exception.

                  6.7. ACCESS TO PROPERTY. Between the date of SELLER's acceptance of this Agreement and the Close of Escrow, SELLER shall allow BUYER and its agents reasonable access to the Property for the purpose of (a) inspecting, testing and otherwise evaluating the Property pursuant to section 10 below, (b) planning the design of the Interior Improvements or (c) inspecting and otherwise evaluating the progress of construction of the Improvements; provided, however, in all events such Property inspections and visits shall not interfere with the construction of the Improvements. Prior to the close of escrow under the Ocean Ranch Contract, BUYER agrees not to interfere with the activities of Ocean Ranch Developer, to give SELLER reasonable notice (not less than forty-eight (48) hours), of any request for access so that SELLER can make appropriate arrangements with Ocean Ranch Developer and to comply with the access requirements set forth in the Ocean Ranch Contract. BUYER agrees that it will pay for the cost or expense of any repairs or replacements resulting from BUYER's activities in exercising the access rights provided in this section, and BUYER shall indemnify, defend and hold harmless SELLER, the Land and the Ocean Ranch Developer from and against any loss, liability, claim or expense (including reasonable attorneys' fees and court costs) or damage resulting from BUYER's exercise of such access rights, including, indemnification of SELLER against any claims by Ocean Ranch Developer arising from BUYER's activities. SELLER may require, upon reasonable notice to BUYER, that BUYER provide evidence of Commercial General Liability insurance coverage in an amount not to exceed $1,000,000.00 from an insurer reasonably acceptable to SELLER and name SELLER and, if requested, Ocean Ranch Developer, as an additional insured under BUYER's policy, as a condition to BUYER's exercise of such access rights to the Property.

                  6.8 DESIGN PROFESSIONALS. SELLER shall be responsible for coordinating the timely and proper performance of the Design Professionals and delays by the Design Professionals in performing their work shall not constitute an Excusable Delay.

         7. DETERMINATION OF CLOSING DATE. Except as otherwise provided in this Agreement, the Closing Date shall be determined in accordance with this section.

                  7.1. CLOSE OF ESCROW/CLOSING DATE. "Close of Escrow" means the date Escrow Agent records the Deed in favor of BUYER and delivers the Purchase Price to SELLER. Except as otherwise expressly provided in this Agreement, the Closing Date for the Close of Escrow shall be the date that is thirty (30) days after the date of Substantial Completion of the Improvements, as such date is identified as provided in section 6.4 above; provided, however, that BUYER shall have the right, in its sole discretion, to close on any other date occurring after the date of Substantial Completion and prior to the date that is thirty (30) days thereafter, upon not less than three (3) days prior written notice of BUYER's election to exercise such right. The Closing Date shall be a date no earlier then October 1, 2003.

                  7.2. NOTICE FROM SELLER. No later than thirty (30) days prior to the date SELLER reasonably determines will be the date of Substantial Completion of the Improvements, SELLER shall give BUYER and Escrow Agent notice of the planned date for Substantial Completion ("Closing Date Notice") and the Closing Date shall be the date specified in the Closing Date Notice; provided, however, the Closing Date so specified shall be subject to extension on a day-to-day basis until Substantial Completion occurs, except as provided in subsection 6.4.2 above and subject to the provisions of section 7.3 below.

                  7.3. SELLER OR CONTRACTOR DELAYS. In the event the Closing Date is delayed by more than sixty (60) days after the Target Completion Date (as defined below) for any reason other than an Excusable Delay, BUYER shall be entitled to a reduction in the Purchase Price of the Property as provided in section 4.4 above in an amount equal to Three Thousand Three Hundred and Thirty Three Dollars ($3,333.00) per day for each day that Substantial Completion is delayed past the Target Completion Date for any reason other than an Excusable Delay ("Delay Credit"). The phrase "Target Completion Date" means December 1, 2003 as extended by Excusable Delays. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES THAT BUYER MAY SUFFER ON ACCOUNT OF THE FAILURE OF SUBSTANTIAL COMPLETION TO OCCUR ON A TIMELY BASIS ON ACCOUNT OF THE FAULT OF SELLER OR CONTRACTOR. THEREFORE, BUYER AND SELLER AGREE THAT THE DELAY CREDIT AGAINST THE PURCHASE PRICE

PROVIDED IN THIS SECTION REPRESENTS A FAIR AND REASONABLE ESTIMATE OF BUYER'S DAMAGES UNDER THE PROVISIONS OF SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND THAT BUYER SHALL BE ENTITLED TO SUCH DELAY CREDIT AS IT'S SOLE AND EXCLUSIVE REMEDY ON ACCOUNT OF SUCH DELAY AND BUYER OTHERWISE WAIVES ANY SUCH OTHER RIGHTS AND REMEDIES, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TERMINATE THIS AGREEMENT ON OR BEFORE THE OUTSIDE COMPLETION DATE. NOTHING IN THIS SECTION IS INTENDED TO IMPOSE ANY LIABILITY ON SELLER OR CAUSE A REDUCTION IN THE PURCHASE PRICE ON ACCOUNT OF ANY EXCUSABLE DELAYS.

                   /s/ JCH                     /s/ TWT
                  ----------------------     -------------------------
                   SELLER'S Initials          BUYER's Initials

         8. ESCROW. SELLER and BUYER hereby agree that the Escrow for this transaction shall be conducted by the Escrow Agent identified in subsection 2.4 above; provided, however, should such Escrow Agent decline to act, SELLER with BUYER'S written approval, which shall not be unreasonably withheld, shall have the right to designate such other institutional escrow company to act as the Escrow Agent. Escrow Agent is authorized and instructed by BUYER and SELLER that the terms set forth in this Agreement, which was drawn outside of escrow and handed to Escrow Agent, shall constitute Escrow Agent's full and complete instructions pertaining to the sale and purchase of the Property; provided, however, BUYER and SELLER also agree and adopt, by execution of this Agreement, that certain "First American Title Insurance Company, Escrow Agent General Provisions" annexed as EXHIBIT "11" to this Agreement, except to the extent any such instructions are inconsistent with any express provision of this Agreement, in which event this Agreement shall control.

                  8.1. OPENING OF ESCROW. Immediately after SELLER's execution and delivery of this Agreement, BUYER and SELLER shall deliver a fully executed copy of this Agreement to Escrow Agent. Escrow Agent shall acknowledge the opening of Escrow ("Opening of Escrow") and its agreement to act as Escrow Agent under this Agreement by: (a) executing the Consent of Escrow Agent where designated below; and (b) promptly delivering a copy of the executed Consent to SELLER and BUYER.

                  8.2.     PRORATIONS, ESCROW FEES AND COSTS.

                           8.2.1    PRORATIONS. Items of ownership costs
incurred from the date of the closing under the Ocean Ranch Contract, such current and supplemental real property taxes, current, non-delinquent annual installments of all general and special assessments and/or assessments or fees payable to any owner's association under any of the Restrictions, that are typically items for proration are not subject to proration in this transaction since such items are to be included in the Development Costs. According, BUYER and SELLER instruct Escrow Agent that there is no need for any prorations as of the Close of Escrow

                           8.2.2    SELLER'S PAYMENTS. SELLER will pay as a part
of the Development Costs: (a) documentary transfer tax (or any other similar taxes imposed on account of the conveyance of the Property to BUYER), in the amount Escrow Agent determines to be required by law; (b) the cost for the Owner's Title Policy described in section 9 below, including the cost of the mechanics' lien coverage required thereby; (c) one-half of Escrow Agent's escrow fee or escrow cancellation charge; and (d) other charges and expenses usually payable by a seller in accordance with the customary practices of Escrow Agent.

                           8.2.3    BUYER'S PAYMENTS. BUYER will pay: (a)
one-half of Escrow Agent's escrow fee or escrow cancellation charge; (b) the increased cost of any additional title insurance coverage requested by BUYER; and (c) other charges and expenses usually payable by a buyer in accordance with the customary practices of Escrow Agent.

                  8.3. DELIVERIES. At least one (1) day prior to the scheduled Closing Date, SELLER shall deliver to Escrow Agent: (a) a grant deed in the form as shown in the Grant Deed annexed as EXHIBIT "12" to this Agreement ("Deed"), duly executed and acknowledged and naming BUYER as the grantee; (b) counterpart originals of a general assignment in the form as shown in the General Assignment annexed as Exhibit "13" to this Agreement (the "Assignment") and (c) the warranties and properly executed certificates and affidavits as required under sections 12 and 13 below. At least one (1) day prior to the scheduled Closing Date, BUYER shall deliver to Escrow Agent: a counterpart originals of the Assignment signed by BUYER.

                  8.4. DISTRIBUTION OF FUNDS AND DOCUMENTS. Escrow Agent shall proceed with the Close of Escrow so long as at the Close of Escrow, Escrow Agent can comply with the provisions of subsections 8.4.1 to 8.4.4 below and Escrow Agent shall comply with such provisions at the Close of Escrow.

                           8.4.1    PAYMENT OF ENCUMBRANCES. Pay the amount of
all existing liens and encumbrances on the Property to the obligees thereof, other than the encumbrances expressly permitted to be shown as exceptions to the title, pursuant to section 9, utilizing funds to which SELLER is entitled upon Close of Escrow and funds (if any) deposited in Escrow by SELLER.

                           8.4.2    RECORDATION OF DOCUMENTS. Submit to the
appropriate recorder of San Diego County, California, the Deed and each other document to be recorded under the terms of this Agreement or by general usage and, after recordation, cause the Deed and such other documents to be delivered to BUYER or such other person acquiring rights thereunder or for whose benefit such document was recorded.

                           8.4.3    NON-RECORDED DOCUMENTS. Deliver by United
States mail (or hold for personal pickup, if requested): (i) to BUYER, the Assignment, the Owner's Title Policy and the Non-Foreign Affidavit referred to below, provided however, Escrow Agent shall have ten (10) days following the Close of Escrow to deliver the Owner's Title Policy, and Escrow Agent's disbursement of the Purchase Price to SELLER shall constitute Escrow Agent's agreement and warranty that such Owner's Title Policy shall conform to the requirements of the approved title described in section 9 below; (ii) to SELLER, the Assignment, and (iii) each other non-recorded document received to the payee or person acquiring rights under any such document or for whose benefit such document was acquired.

                           8.4.4    APPLICATION/DISBURSEMENT OF FUNDS. Apply all
funds received by Escrow Agent first to the payment of all costs and expenses otherwise payable by SELLER and BUYER in connection with the Escrow, with any excess funds to be delivered to SELLER upon Close of Escrow.

                  8.5. SUPPLEMENTAL INSTRUCTIONS TO ESCROW AGENT. Notwithstanding any other provision, Escrow Agent shall not be responsible for independently determining the amount of any Purchase Price adjustments under section 4 above. Instead, Escrow Agent shall be entitled to conclusively rely on supplemental written instructions signed by both BUYER and SELLER with respect to any such Purchase Price adjustments or any Arbitration Award delivered in accordance with section 35 below.

         9. TITLE MATTERS. Upon Close of Escrow, SELLER shall cause the Title Company designated in subsection 2.7 to issue to BUYER an ALTA Owner's Title Insurance Policy Form B-1970, including mechanics' lien coverage ("Owner's Title Policy"), insuring title to the Property in BUYER, with coverage in the amount of the Purchase Price, subject only to: (a) a lien for current taxes and any lien for supplemental taxes arising on account of the conveyance of the Property to BUYER or the construction of any Improvements on the Property and any lien for existing or future assessments, including an assessment under CFD 2000-1 as described in section 9.7 below; (b) assessments arising under any Restrictions, and which are not then delinquent; (c) any deed of trust, security instruments or other instruments granted by BUYER in favor of BUYER's lender;
(d) any matters caused by BUYER or its agents or successors; (e) the Special Declaration and other Restrictions; (f) any Easements granted at the request of the Ocean Ranch Developer and approved by BUYER described in subsection 9.2.2 below; (g) the Title Company's standard printed exceptions applicable to the ALTA form of the Owner's Title Policy; (h) any mechanics liens arising from BUYER's fixturization or other activities on the Property prior to the Close of Escrow; (i) the 20' "no build" setback easement described in the Grant Deed annexed as Exhibit 1 to the Ocean Ranch Contract; and (j) such other items of record or matters approved by BUYER in accordance with the procedures provided in sections 9.1 through 9.8 below. SELLER hereby agrees to provide (or cause Contractor to provide) any indemnity required by Title Company as a condition to providing mechanics' lien coverage, not including an indemnity for any exception described in preceding clause (h). BUYER shall be responsible for the cost of issuance of any additional title insurance policy, coverage and/or endorsements, which BUYER, or BUYER's lender, may request. On or before the date of Substantial Completion, SELLER shall cause to be prepared, at BUYER's expense, an ALTA as-built survey of the Property and deliver a copy thereof to the Title Company and BUYER. The ALTA survey shall be prepared by a civil engineer listed on the Design Professionals List. As soon as reasonably possible after delivery of the ALTA survey, Escrow Agent shall cause the Title Company: (a) to review the ALTA survey and to conduct a physical inspection for purposes of issuing the Owner's Title Policy described above; and
(b) to identify any additional title exceptions resulting from the Title Company's review of such survey and physical inspection in a supplement to the Preliminary Report. BUYER shall have a right to review and approve any such supplement to the Preliminary Report in accordance with the procedure described in section 9.1 below. The cost of the Owner's Title Policy, the survey and any other matters to be provided by SELLER under this section shall be a part of the Development Costs unless separately paid by BUYER.

                  9.1. PRELIMINARY REPORT. Prior to the Effective Date, SELLER has delivered to BUYER the Preliminary Report (including schedules and exhibits) received by SELLER from the Ocean Ranch Developer pursuant to Section 8(a) of the Ocean Ranch Contract. SELLER shall have reviewed the Preliminary Report and determined that none of the matters disclosed will prevent construction of the Improvements, subject to compliance with the Design Review Approval procedures described in other sections of this Agreement and any limitation in the Restrictions.

                           9.1.1    BUYER'S APPROVAL. Within five (5) days
following the Effective Date, BUYER may give written notice ("Disapproval Notice") to SELLER and Escrow Agent if BUYER disapproves or objects to any of the exceptions or other items shown in the Preliminary Report. BUYER's Disapproval Notice shall also itemize any and all objections that BUYER may have. If BUYER fails to timely deliver a Disapproval Notice, BUYER shall be conclusively deemed to have approved all such exceptions and items shown in the Preliminary Report, and the requirement for BUYER's approval of title to the Land shall be deemed satisfied for all purposes; provided, however, this provision providing for automatic approval shall not constitute BUYER's approval of any deed of trust, mortgage or other security instrument encumbering the Land, and BUYER shall be deemed to have automatically disapproved and objected to any such items and SELLER shall cause the same to be removed from title to the Property prior to Closing.

                           9.1.2    SELLER'S RESPONSE. SELLER shall have seven
(7) days from the receipt of any Disapproval Notice to give BUYER notice of which objections, if any, SELLER will cause to be eliminated and any objections that SELLER will not cause to be eliminated ("SELLER's Response"). If SELLER does not agree to cause an objection to be eliminated, BUYER shall have a period of seven (7) days from receipt of SELLER's Response, to give notice to SELLER of BUYER's election either to (a) revoke BUYER's objection and agree to accept the Land subject to the exception or item previously objected to, or (b) elect to terminate this Agreement and the Escrow by giving SELLER and Escrow Agent notice of such election to terminate within such seven-day period. If BUYER fails to timely give such termination notice, such right of termination shall be deemed waived, and BUYER shall be deemed to have revoked BUYER's objection.

                           9.1.3    SUPPLEMENTS TO PRELIMINARY REPORT. The Ocean
Ranch Contract provides for the Ocean Ranch Developer to deliver to SELLER any new exceptions disclosed by the Title Company that are not disclosed in the Preliminary Report ("Supplemental Report"). SELLER shall promptly deliver any Supplemental Report received by SELLER along with an Action Notice as described in section 3.7 above to BUYER and BUYER shall have a period of five (5) days from such delivery to provide any Disapproval Notice and the procedures in subsections 9.1.1 and 9.1.2 above shall otherwise apply to any such Supplemental Report.

                  9.2. FINAL TITLE REPORT. Promptly following recordation of the Parcel Map, SELLER shall cause to be delivered to BUYER a supplemental preliminary title report from the Title Company describing all items of record, encumbering or otherwise affecting the Land, together with copies of all exceptions to title shown on the preliminary title report ("Final Title Report"). In lieu of providing a Final Title Report, SELLER shall have the right to satisfy the requirement in this section if SELLER causes title company to deliver a Pro Forma Owner's Title Policy in a form which the Title Company irrevocably commits in writing it will issue following the Closing and which specifically references only the Land as the covered property and shows all exceptions and items of record and other usual information and missing solely the recording information regarding the recordation of the Parcel Map and the Grant Deed to BUYER ("Pro Forma Policy").

                           9.2.1    PRIOR APPROVAL. Notwithstanding any other
provision, BUYER agrees to approve all exceptions and other items of record shown in the Final Title Report or Pro Forma Policy, whichever is applicable, that were disclosed in the Preliminary Report for which BUYER did not give an Disapproval Notice under section 9.1 above and other exceptions conforming to the requirements of subsection 9.2.2 below.

                           9.2.2    NEW EASEMENTS. Notwithstanding any other
provision, BUYER acknowledges that Ocean Ranch Developer has reserved, pursuant to Section 11 of the Ocean Ranch Contract, the right to create (and require SELLER and, after the Close of Escrow, BUYER, to grant), for a period expiring upon the completion by Ocean Ranch Developer of the street improvements to
Section 16(d) of the Ocean Ranch Contract, easements affecting the Property ("Easements") for the purposes Section 11 of the Ocean Ranch Contract. SELLER shall have the right to grant any such Easements as from time to time requested by Ocean Ranch Developer, either before or after the close of escrow under the Ocean Ranch Contract, provided that SELLER has obtained BUYER's prior approval, which approval shall comply with the requirements of Section 11 of the Ocean Ranch Contract and shall not otherwise be unreasonably withheld. SELLER shall provide to BUYER a copy of the proposed forms of any Easements so granted to or at the request of Ocean Ranch Developer in accordance with the procedure in section 3.7 above.

                  9.3.     BUYER'S APPROVAL. Subject to the provisions of
section 9.2 above, within five (5) business days after the delivery of the Final Title Report or the Pro Forma Policy, whichever is applicable, BUYER may give written notice ("Disapproval Notice") to SELLER and Escrow Agent if BUYER disapproves or objects to any of New Title Exception(s) shown in the Final Title Report or Pro Forma Policy, whichever is applicable, or any supplements. "New Title Exception" means an exception that (a) was not disclosed in the Preliminary Report, (b) does not constitute an Easement approved under subsection 9.2.2 above, or (c) does not arise from CFD 2000-1 described in section 9.7 below. BUYER's Disapproval Notice shall also itemize any and all objections that BUYER may have to any such New Title Exception. If BUYER fails to timely deliver a Disapproval Notice, BUYER shall be conclusively deemed to have approved all such exceptions and items shown in the Final Title Report or Pro Forma Policy, whichever is applicable, and the requirement for BUYER's approval of title to the Land shall be deemed satisfied for all purposes; provided, however, this provision providing for automatic approval shall not constitute BUYER's approval of any deed of trust, mortgage or other security instrument encumbering the Land, and BUYER shall be deemed to have automatically disapproved and objected to any such items and SELLER shall cause the same to be removed from title to the Property prior to Closing.

                  9.4. SELLER'S RESPONSE. SELLER shall have five (5) business days from the receipt of any Disapproval Notice to give BUYER notice of which objections, if any, SELLER will cause to be eliminated and any objections that SELLER will not cause to be eliminated ("SELLER's Response"). If SELLER does not agree to cause an objection to be eliminated, BUYER shall have a period of five (5) business days from receipt of SELLER's Response, to give notice to SELLER of BUYER's election either to (a) revoke BUYER's objection and agree to accept the Property subject to the New Title Exception previously objected to, or (b) elect to terminate this Agreement and the Escrow by giving SELLER and Escrow Agent notice of such election to terminate within such five (5) business day period. If BUYER fails to timely give such termination notice, such right of termination shall be deemed waived, and BUYER shall be deemed to have revoked BUYER's objection and approved the New Title Exception. The provisions of subsection 14.3 below apply if this Agreement is terminated in accordance with this section.

                  9.5. APPROVALS. BUYER has the right to approve matters pertaining to the title to the Property to be conveyed, including any New Title Exception, BUYER shall have the right to withhold the same in its sole discretion prior to the date SELLER's deposits under Section 5 of the Ocean Ranch Contract have become nonrefundable. Thereafter, BUYER agrees not to unreasonably withhold it's approval and to approve a New Title Exception, unless such exception (a) constitutes a lien, deed of trust, mortgage or other security instrument or other monetary encumbrance upon the Property, or (b) demonstrably would interfere with the use or enjoyment of the Property, including the ability to sell, develop or finance the Property.

                  9.6. DISCLAIMER. Except for SELLER's obligations to cause the delivery of the Owner's Title Policy in compliance with this section 9 and the warranties implied in the Deed (subject to the disclaimer limitation stated below), and provided that SELLER hereby agrees not to cause or create any New Title Exceptions not otherwise permitted hereby or approved by BUYER, SELLER is not making any representations or warranties concerning title to the Property, and SELLER disclaims any implied warranties concerning the impact of any acts or omissions of SELLER's predecessors-in-interest on the apparent title to the Property.

                  9.7. COMMUNITY FACILITIES DISTRICT. Notwithstanding any other provisions, BUYER acknowledges that the Property is within the boundaries of the City of Oceanside Community Facilities District No. 2000-1 (Ocean Ranch Corporate Centre) ("CFD 2000-1"), and that a special tax will be included in BUYER's annual property tax bill for the repayment of indebtedness incurred by CFD 2000-1. The maximum special tax which may be levied upon the Land by CFD 2000-1 is as set forth in the Notice of Special Tax annexed as Exhibit "F" to the Ocean Ranch Contract. Concurrently with the execution of this Agreement, BUYER shall execute and deliver to SELLER a copy of the Notice of Special Tax to confirm that SELLER has given written notice to BUYER of the Rate and Method of Apportionment for CFD 2000-1 and that BUYER has approved such matters.

                  9.8. EXTENSION. SELLER shall have the right to extend the Closing Date for a reasonable time not to exceed thirty (30) days in the event a New Title Exception arises and such extension is reasonably required to correct the New Title Exception, provided, however, that the same shall not constitute an Excusable Delay if the same was caused by or on behalf of SELLER. SELLER shall give BUYER and Escrow Agent written notice of any such extension no later than ten (10) days after receipt of Disapproval Notice of the extension.

         10. CONDITION OF THE PROPERTY/BUYER'S INVESTIGATION. As more particularly provided in section 11.1 below, BUYER's obligation to purchase the Property is contingent upon BUYER's satisfaction with and approval of the condition of the Land and the planned development of the Property and its feasibility for such use as BUYER may determine in BUYER's sole and absolute discretion as provided in section 11.1 below. BUYER shall conduct such inspections, investigations, reviews, audits and evaluations of the condition and feasibility of the Land, as BUYER desires, including, without limitation, environmental audits, inspections and investigations concerning any Hazardous Substances (as defined in subsection 10.3 below) affecting the Property. BUYER acknowledges and agrees that this Agreement affords BUYER a reasonable opportunity to conduct such inspections, investigations, reviews, audits and evaluations of the condition and feasibility of the Land and the planned development of the Improvements, as BUYER desires, including, without limitation, environmental audits, inspections and investigations concerning any Hazardous Substances affecting the Land.

                  10.1. "AS IS" PURCHASE AND SALE. Except with respect to the warranties of SELLER described in section 13 below and the completion of the Land Improvements by Ocean Ranch Developer under the Ocean Ranch Contract as needed for Substantial Completion, BUYER is purchasing the Property "AS IS" and "where is", subject to all latent and patent defects and deficiencies, solely in reliance on BUYER's own investigation and evaluation of the Property and without any representation or warranty from SELLER. BUYER acknowledges, represents and agrees, subject to the foregoing exceptions, that BUYER's willingness to undertake its own independent investigation of the Property and to assume such risks arising from or concerning the condition of the Property and/or its potential use is a material consideration to SELLER's establishment of the Purchase Price and SELLER's willingness to enter into this Agreement.

                  10.2. GOVERNMENTAL REQUIREMENTS. Except with respect to the warranties of SELLER set forth in section 13 below, BUYER specifically acknowledges that BUYER will be solely responsible for determining and for compliance with all Government and Legal Requirements that might effect its ownership, use, development or improvement of the Property following the Close of Escrow.

                  10.3. HAZARDOUS SUBSTANCES. Except with respect to the warranty of SELLER set forth in section 13 below, BUYER specifically acknowledges, agrees and represents that BUYER's evaluation of the Property has included such studies, audits and investigations of any environmental conditions affecting the Property, including the presence of or adverse effect by any Hazardous Substances in, under or around the Property. The term "Hazardous Substances" shall be interpreted broadly to include, but not be limited to, any material or substance that is defined or classified under federal, state or local laws as: (a) a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section.9601 (14), Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section .1321, as now or hereafter amended; (b) a "hazardous waste" pursuant to Section 1004 or Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section.6903, 6921, as now or hereafter amended; (c) a toxic pollutant under Section 307(a)(1) of the Federal Water Pollution Control Act, 33 U.S.C. 1317(a)(1); (d) a "hazardous air pollutant" under Section 112 of the Clean Air Act, 42 U.S.C. 7412, as now or hereafter amended; (e) a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990, 49 U.S.C. App. Section.1802(4), as now or hereafter amended; (f) toxic or hazardous pursuant to regulations promulgated now or hereafter under the aforementioned laws; or (g) presenting a risk to human health or the environment under other applicable federal, state or local laws, ordinances, or regulations, as now in effect or as may be passed or promulgated in the future. "Hazardous Substances" shall also mean any substance that after release into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or directly by ingestion through food chains, will or may reasonably be anticipated to cause death, disease, behavior abnormalities, cancer, or genetic abnormalities. "Toxic or Hazardous Substances" specifically includes, but is not limited to, asbestos, polychlorinated biphenyls ("PCBs"), petroleum and petroleum-based derivatives, and urea formaldehyde.

                  10.4. CONDITION OF SOILS. Without limiting the general application of section 10.1 above, but subject to the terms of this section 10.4, BUYER specifically acknowledges and agrees that: (a) BUYER is aware that the natural soil of the Property may have been subject to substantial modification as a result of the addition of substantial quantities of "fill";
(b) such fill has the potential of causing differential settlement and/or unstable soils conditions and/or may require specially designed foundation improvements; and (c) SELLER is not making any representation or warranty concerning such soils conditions; provided, however, that the foregoing shall not affect SELLER's or Contractor's obligation with respect to any grading or other construction work undertaken by SELLER or Contractor.

                  10.5. BUYER'S STUDIES AND REPORTS. BUYER agrees that BUYER will provide SELLER, without charge to SELLER, copies of all studies, reports, plans and analyses obtained or prepared or conducted by or for BUYER concerning the Property promptly following BUYER's receipt of any such reports, studies, plans or analyses. BUYER's obligation to provide such documents shall apply regardless of whether SELLER or BUYER terminates this Agreement pursuant to any express right of termination, or if for any other reason the transaction contemplated by this Agreement is not completed. Such studies, reports and analyses shall be used by BUYER only in connection with its evaluation of the Property and/or the feasibility of the development of the Property and/or financing or proposed financing for the purchase of the

Property and the contents of such studies, reports and/or analyses shall not otherwise be disclosed by BUYER, except as authorized under section 36 below.

         11. BUYER'S CONDITIONS TO CLOSE OF ESCROW. As more particularly described in section 10 above, in addition to any other requirements or conditions to Close of Escrow expressly provided in this Agreement, the Close of Escrow is contingent upon the satisfaction or waiver of the conditions set forth in subsections 11.1 to 11.10 below. BUYER may unilaterally waive any of the conditions by giving Escrow Agent and SELLER written notice of such waiver provided, however, in the case of any condition required to be satisfied at the time of the Close of Escrow, no waiver notice shall be required and BUYER's proceeding with the Close of Escrow shall constitute confirmation of the satisfaction or waiver of the applicable condition. If BUYER elects to terminate this Agreement on account of the failure of any such condition, BUYER shall give written notice to SELLER and Escrow Agent of its election to terminate on or before the expiration of the period specified for the waiver or satisfaction of the applicable condition ("Termination Notice). If BUYER fails or declines to deliver a Termination Notice strictly within the time specified for such satisfaction or waiver of each condition, such failure shall constitute BUYER's irrevocable waiver of the subject condition and BUYER shall have not further right to terminate this Agreement on account of the nonsatisfaction of such condition. To the extent that any such conditions impose on SELLER or BUYER an obligation to undertake any action or refrain from taking any action, such conditions shall also constitute covenants, the breach of which would constitute a default under this Agreement.

                  11.1. GENERAL FEASIBILITY AND EVALUATION. BUYER's obligation to purchase the Property is contingent upon BUYER's satisfaction with and approval of the condition of the Land, its feasibility for such use as BUYER may determine and the economic advisability of the purchase, all as determined by BUYER in BUYER's sole discretion. BUYER acknowledges that Ocean Ranch Developer has granted SELLER a period of thirty (30) days for a general due diligence period as provided in Section 8 of the Ocean Ranch Contract. BUYER shall have until the date that is three (3) business days before expiration of the thirty (30) days described in the Ocean Ranch Contract to conduct such inspections, investigations, reviews, audits and evaluations of the condition and feasibility of the Land, as BUYER desires, including, without limitation, environmental audits, inspections and investigations concerning any Hazardous Substances (as defined below) affecting the Land and to give SELLER and Escrow Agent a Termination Notice on account of the nonsatisfaction of this condition. SELLER agrees to cooperate with BUYER in connection with such evaluation and to provide the information and inspection rights described in subsections 11.1.1 and 11.1.2 below.

                           11.1.1   SELLER'S DELIVERY OF INFORMATION. SELLER
shall provide BUYER, within three (3) days after any such documents become available to SELLER, any additional studies, reports or material information SELLER receives from Ocean Ranch Developer or any soils engineer or Hazardous Substance consultant concerning the physical condition of the Land, provided SELLER is not undertaking to independently obtain any such studies, reports or information. For purposes of reference in this Agreement, the term "Documents" refers to all of the documentation described in this section that SELLER delivers to BUYER. BUYER agrees to hold the information disclosed in the Documents in confidence and only to use and disclose such information in connection with BUYER's evaluation and financing of the acquisition of the Property and for no other purpose, as more particularly provided in section 36 below. In the event the Close of Escrow does not occur for any reason, BUYER agrees to return to SELLER all copies of Documents within five (5) days of the termination of this Agreement. BUYER acknowledges that pursuant to Section 8(b)of the Ocean Ranch Contract, SELLER has obtained the right for BUYER to have access to all books and records (except for any confidential or proprietary materials such as Ocean Ranch Developer's financial analyses) with respect to the Land of Ocean Ranch Developer concerning the condition of the Land and that SELLER will cooperate to schedule BUYER's inspection of such books and records upon reasonable notice and request from BUYER. With BUYER's approval, SELLER is not undertaking to retain independent expert consultants to conduct any independent examination of such books and records.

                           11.1.2   ACCESS TO PROPERTY. Pursuant to Section 8(b)
of the Ocean Ranch Contract, SELLER has obtained permission to allow BUYER and its agents and contractors reasonable

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access to the Land for the purpose of inspecting, testing and otherwise evaluating the Land as more particularly described in section 6.7 above prior to the closing under the Ocean Ranch Contract. With BUYER's approval, SELLER is not undertaking to retain independent expert consultants to conduct any independent examination or testing of the Land in connection with the purchase from Ocean Ranch Developer.

                  11.2. CLOSING UNDER OCEAN RANCH CONTRACT. BUYER's obligation to purchase the Property is subject to the condition of the occurrence of the close of escrow under the Ocean Ranch Contract on or before July 31, 2003 (the "Outside ORC Date"). If such closing has not occurred by the Outside ORC Date, BUYER shall have the right to terminate this Agreement by giving a Termination Notice to SELLER and Escrow Agent of such election to terminate no later than August 15, 2003.

                  11.3. SELLER'S WARRANTIES. BUYER's obligation to proceed with the Close of Escrow and purchase the Property is contingent upon SELLER's warranties set forth in this Agreement below being true and correct in all material respects as of the Close of Escrow, subject to the provisions of section 13.10 below.

                  11.4. TITLE/POSSESSION. BUYER's obligation to proceed with the Close of Escrow and purchase the Property is contingent upon SELLER's delivery of title to the Property in accordance with section 9 above, SELLER's delivery of possession of the Property in accordance with the requirements of this Agreement and Title Company's delivery or irrevocable commitment to deliver the Owner's Title Policy insuring BUYER's title to the Property subject only to matters approved or deemed approved by BUYER pursuant to section 9 above.

                  11.5. PARCEL MAP. BUYER's obligation to proceed with the Close of Escrow and purchase the Property is contingent upon recordation of the Parcel Map on or before the Closing Date. If the Ocean Ranch Developer has not caused the recordation of the Parcel Map in conformance with the requirements of the Ocean Ranch Contract on or before the date that the Close of Escrow is otherwise ready to occur, then BUYER shall have the right to extend the Closing Date (and BUYER's right to terminate this Agreement on account of the nonsatisfaction of this condition) for an additional period of thirty (30) days to allow additional time for the satisfaction of this condition by giving SELLER written notice of such extension on or before the date that the Close of Escrow would have occurred without the delay caused by the nonsatisfaction of this condition. Any such delay shall constitute a SELLER's Delay to be taken into account for purposes of determining any adjustment in the Purchase Price in accordance with section 4.4 above.

                  11.6. OCEAN RANCH DEVELOPER ESTOPPEL. Buyer's obligations to proceed with the Close of Escrow and purchase the Property is contingent upon BUYER's receipt, not more than thirty (30) days and not less than five (5) days prior to the Closing Date, of estoppel certificate(s) from Ocean Ranch Developer in accordance with the provisions of Section 33 of the Ocean Ranch Contract. If the Ocean Ranch Developer has not timely delivered an estoppel certificate in conformance with the requirements of the Ocean Ranch Contract on or before the date that the Close of Escrow is otherwise ready to occur, then BUYER shall have the right to extend the Closing Date (and BUYER's right to terminate this Agreement on account of the nonsatisfaction of this condition) for an additional period of thirty (30) days to allow additional time for the satisfaction of this condition by giving SELLER written notice of such extension on or before the date that the Close of Escrow would have occurred without the delay caused by the nonsatisfaction of this condition. Any such delay shall constitute a SELLER's Delay to be taken into account for purposes of determining any adjustment in the Purchase Price in accordance with section 4.4 above.

                  11.7. DEVELOPMENT PLAN APPROVAL. BUYER's obligation to purchase the Property is contingent upon receipt of Design Review Approval of the Development Plan and BUYER's approval of the requirements and conditions of the Design Review Approval. SELLER shall deliver the documents evidencing the Design Review Approval to BUYER and BUYER shall have five (5) days from such delivery to give SELLER a Termination Notice on account of the nonsatisfaction of this condition. Satisfaction of this condition requires BUYER approval, in accordance with the same approval standard binding on SELLER in accordance with Section 9(b) of the Ocean Ranch Contract, of the terms and conditions of the Design Review Approval, including the provisions concerning the ADTs. If (a) the Government's procedures provide for the issuance of tentative or preliminary conditions or requirements for final Design Review Approval, (b) SELLER delivers documents evidencing such conditions and requirements to BUYER, and (c) BUYER does not give written notice of objection to such conditions and requirements in accordance with the procedure provided in section 3.7 above, then BUYER agrees not to withhold its approval of the final Design Review Approval on account of any condition or requirement disclosed in the preliminary documents delivered to BUYER.

                  11.8. OCEAN RANCH DEVELOPER CONSTRUCTION. BUYER's obligation to proceed with the Close of Escrow is subject to the condition that, on or before the Closing Date, all off-site Land Improvements required to be completed by Ocean Ranch Developer in order for SELLER to obtain the occupancy authorization required for Substantial Completion, shall have been completed and accepted by the Government or shall be secured by a payment and performance bond provided to and accepted by the Government by or on behalf of Ocean Ranch Developer.

                  11.9. CONSTRUCTION COMMENCEMENT. Subject to the provisions of section 14.5 below concerning BUYER's Take-Over Right, BUYER's obligation to proceed with the Close of Escrow is subject to the condition that SELLER has caused actual construction (i.e. grading, footing excavations, etc.) on the Building Shell Improvements to begin on or before the Outside Commencement Date. "Outside Commencement Date" means November 1, 2003 as extended only for BUYER's Delays and not for any other Excusable Delays. BUYER shall have fifteen (15) days from the occurrence of the Outside Commencement Date to give SELLER a Termination Notice on account the nonsatisfaction with the condition in this section 11.9.

                  11.10.   CONSTRUCTION COMPLETION. Subject to the provisions of
section 14.5 below concerning BUYER's Take-Over Right, BUYER's obligation to proceed with the Close of Escrow is subject to the condition that SELLER has caused Substantial Completion of the Improvements on or before the Outside Completion Date. "Outside Completion Date" means June 1, 2004 as extended only for BUYER's Delays and not for any other Excusable Delays; provided, however, in the event any casualty loss as described in section 21 below occurs within one hundred eighty (180) days of the date that would otherwise constitute the Outside Closing Date, then the Outside Closing Date shall be extended to the new date for completion estimated in SELLER's Casualty Loss Notice under section 21 below up to a maximum extension of one hundred eighty (180) days after the occurrence of such casualty loss, unless a longer extension is approved by BUYER in accordance with section 21 below. BUYER shall have fifteen (15) days from the occurrence of the Outside Completion Date to give SELLER a Termination Notice on account of nonsatisfaction of the condition in this section 11.10 and BUYER's termination on account of the nonsatisfaction of this condition shall be deemed a termination on account of SELLER's default.

         12. SELLER'S CONDITIONS TO CLOSE OF ESCROW. In addition to any other requirements or conditions set forth in this Agreement, the obligations of SELLER to develop the Property and to proceed with the Close of Escrow shall be subject to conditions and contingencies provided in subsections 12.1 to 12.5 below. SELLER may unilaterally waive any of the conditions by giving Escrow Agent and BUYER written notice of such waiver; provided, however, in the case of any condition required to be satisfied at the time of the Close of Escrow, no waiver notice shall be required and SELLER's proceeding with the Close of Escrow shall constitute confirmation of the satisfaction or waiver of the applicable condition. If SELLER elects to terminate this Agreement on account of the failure of any such condition, SELLER shall give written notice to BUYER and Escrow Agent of its election to terminate on or before the expiration of the period specified for the waiver or satisfaction of the applicable condition ("Termination Notice). If SELLER fails or declines to deliver a Termination Notice strictly within the time specified for such satisfaction or waiver of each condition, such failure shall constitute SELLER's irrevocable waiver of the subject condition and SELLER shall have no further right to terminate this Agreement on account of the nonsatisfaction of such condition. To the extent that any such conditions impose on SELLER or BUYER an obligation to undertake any action or refrain from taking any action, such conditions shall also constitute covenants, the breach of which would constitute a default under this Agreement.

                  12.1. OCEAN RANCH CONTRACT/GENERAL FEASIBILITY AND EVALUATION. The Ocean Ranch Contract grants SELLER the right to approval of the condition of the Land, its feasibility for such use as SELLER may determine and the economic advisability of the acquisition as provided in Section 8 of the Ocean Ranch Contract and SELLER has until expiration of the thirty (30) day period to exercise its right to terminate the Ocean Ranch Contract on account of its dissatisfaction. SELLER's obligations under this Agreement are subject to the condition that SELLER does not elect to terminate the Ocean Ranch Contract on account of its dissatisfaction with the Land. If SELLER elects to give a notice of termination in accordance with Section 8 of the Ocean Ranch Contract, SELLER shall have the right to give BUYER and Escrow Agent a Termination Notice under this section 12.1 no later than three (3) days after the delivery of SELLER's notice of termination of the Ocean Ranch Contract.

                  12.2. DEVELOPMENT PLAN APPROVAL. SELLER's obligations to purchase the Land and sell the Property to BUYER are contingent upon receipt of Design Review Approval of the Development Plan and SELLER's approval of the terms and conditions in the Design Review Approval in accordance with the same approval standard binding on SELLER in accordance with Section 9(b) of the Ocean Ranch Contract, of the terms and conditions of the Design Review Approval. At any time prior to the Outside ORC Date (as defined in section 11.2 above), SELLER shall have the right to terminate this Agreement by giving a Termination Notice to BUYER on account of the nonsatisfaction of this condition, subject to subsection 12.5 below.

                  12.3. ABSENCE OF EXTRAORDINARY BUILDING PERMIT REQUIREMENTS. SELLER's obligations are subject to the condition of the procurement of the Government issuance of a building permit for permitting construction of the Building Shell Improvements on such terms and conditions as are reasonably acceptable to SELLER; provided, however, SELLER agrees not to unreasonably withhold its approval of such building permit requirements so long as (a) the building permit permits construction of the Building Shell Improvements in substantial accordance with the Development Plan submitted by SELLER; and (b) no monetary, property or off-site improvement exactions or extraordinary fees or assessment are imposed by the Government as a requirement for issuance of such building permit. SELLER shall have the right to terminate this Agreement by giving a Termination Notice to BUYER on or before May 1, 2003, subject to extension on account of any Excusable Delays, on account of the nonsatisfaction of this condition; provided, however, SELLER must exercise such termination right within fifteen (15) days of receipt from the City of the final requirements for issuance of the building permit.

                  12.4. CLOSING UNDER OCEAN RANCH CONTRACT. SELLER's obligations are subject to the condition of the close of escrow under the Ocean Ranch Contract. SELLER agrees to perform all material obligations required to be performed to permit the close of escrow under the Ocean Ranch Contract, and the failure to do the same shall constitute a default hereunder by SELLER; provided, however, nothing in this provision shall be deemed to restrict or impede SELLER's right to elect not to proceed with the closing under the Ocean Ranch Contract in the event that SELLER is not satisfied with any condition or requirement for such closing. SELLER shall have the right to terminate this Agreement by giving a Termination Notice to BUYER on or before the Outside ORC Date on account of the nonsatisfaction of this condition.

                  12.5. OCEAN RANCH CONTRACT ASSIGNMENT. Notwithstanding the foregoing provisions of this section 12, if SELLER elects to give a Termination Notice under sections 12.2, 12.3 or 12.4 above at any time prior to the date that Ocean Ranch Developer determines SELLER is obligated to proceed with the closing under the Ocean Ranch Contract, SELLER agrees to cooperate in good faith with BUYER to provide for the assignment of SELLER's rights and obligation under the Ocean Ranch Contract to BUYER, subject to compliance will all of the following conditions and requirements: (a) SELLER give BUYER notice of SELLER's intention to terminate the Ocean Ranch Contract no later than ten (10) days prior to the date such termination of the Ocean Ranch Contract will be effective; (b) prior to the expiration of such ten (10) day period, BUYER shall enter into an assignment and assumption agreement with SELLER, providing for (i) the assignment of SELLER's rights, without representation or warranty or recourse, to BUYER, (ii) BUYER assumption of any and all liabilities and obligations of SELLER under the Ocean Ranch Contract, including BUYER's agreement to indemnify, defend and hold harmless SELLER from any claims by Ocean Ranch Developer on account of BUYER's failure to perform any of the assumed obligations, (iii) BUYER's payment to SELLER within thirty (30) days of the following amounts: (aa) SELLER's deposits under Sections 5(a) and (b) of the Ocean Ranch Contract, (bb) SELLER's Grading Deposit under Section 5(c) of the Ocean Ranch Contract and (cc) all Development Costs paid or incurred by SELLER;
(iv) SELLER's agreement to indemnify, defend and hold harmless BUYER with respect to any accrued obligation or liability to the Ocean Ranch Developer that would have survived and remained enforceable against SELLER even if SELLER had exercised its right of termination under the Ocean Ranch Contract and the assignment to BUYER had not taken place, and (v) such other commercially reasonable terms and conditions as approved by BUYER and SELLER, in their respective reasonable discretion; (c) in no event or circumstance shall SELLER be liable to BUYER on account of Ocean Ranch Developer's refusal to permit such assignment in accordance Section 12 of the Ocean Ranch Contract nor on account of any default by Ocean Ranch Developer and (d) any obligation of SELLER to give notice or otherwise provide for such assignment shall immediately terminate in the event SELLER receives any Termination Notice from BUYER under section 11 above. If BUYER satisfies the requirements for such assignment and assumption within such ten (10) day period, then SELLER shall refrain from to terminating the Ocean Ranch Contract, and this Agreement shall terminate effective as of the date of the effective date of such assignment and assumption. If BUYER does not timely satisfy all of the requirements for such assignment and assumption, then SELLER shall have the right to proceed with the termination of the Ocean Ranch Contract and to give BUYER and Escrow Agent a Termination Notice under the applicable section 12.2, 12.3 or 12.4 above.

         13. SELLER'S DISCLAIMER/LIMITATION ON LIABILITY. Except for the warranties expressly provided in this section, SELLER is not making any representation or warranty concerning the physical condition of the Property, the feasibility of the use of the Property for any particular purpose, any governmental rules, regulations or requirements affecting the Property or any improvement of the Property and SELLER DISCLAIMS ANY SUCH EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OF THE PROPERTY BEING CONVEYED AND/OR ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES WHATSOEVER. In particular, BUYER acknowledges that it is aware that SELLER, as of the time of Close of Escrow, will only have owned the Property for a brief period of time following the closing under the Ocean Ranch Contract and that SELLER's knowledge concerning the Property has primarily been obtained from Ocean Ranch Developer. Subject to section 13.10 below, but notwithstanding the preceding provisions, SELLER is making warranties, as of the Effective Date and, as of the Closing Date set forth in sections 13.1 below to 13.8 below.

                  13.1. CONSTRUCTION WARRANTIES/CLAIMS. SELLER hereby warrants that (a) SELLER will cause Contractor to construct the Improvements in a good and workmanlike manner and otherwise without material deviation from all Legal Requirements, the Plans, the requirements of the Ocean Ranch Contract, the Special Declaration or any other Restrictions and this Agreement, and (b) in the event of the breach of the preceding warranty, for a period of one (1) year after the date of Substantial Completion, SELLER shall cause the repair or, if necessary, replace, of any material defects in any components of the construction of the Building Shell Improvements and the Interior Improvements caused by defective work of Contractor, including, without limitation, (i) the roof of the Improvements and all plumbing, electrical, mechanical and utility facilities and the heating, air conditioning, and ventilating systems serving the Property, which shall be in good operating condition as of the Close of Escrow, and (ii) material defects or deficiencies in the integrity or condition of the soils caused by SELLER, Contractor or any subcontractor of either of them or of the structural components of the Improvements. In addition, SELLER shall secure and deliver to BUYER written warranties and guarantees from Contractor and all Major Trades, in industry standard form, which shall likewise be effective for a period of not less than one (1) year from the date of Substantial Completion; provided, however, BUYER may, in connection with the approval of the Plans as described in section 3 above, request extended warranties that extend beyond one (1) year from the date of Substantial Completion from subcontractors or suppliers and SELLER shall use its commercially reasonable efforts to procure such warranties, as additional Development Costs, to be included in the Bids submitted for BUYER's approval.. Upon the expiration of the one (1) year warranty provided by SELLER and Contractor, SELLER and Contractor shall assign to BUYER all of the subcontractor and supplier warranties. Thirty (30) days prior to expiration of the one (1) year warranty period, SELLER shall notify BUYER in writing to schedule a walk-through of the Improvements. BUYER and SELLER shall walk through the Improvements in order to list deficiencies which must be corrected by SELLER under this warranty, and SELLER shall correct the same on or before the date that is thirty (30) days after the expiration of such one-year period; provided, however, if due to the nature of the deficiency, additional time is required for correction, then SELLER shall have a reasonable time to complete such corrective work so long as SELLER diligently commences the work within such thirty (30) day period.. In addition, SELLER, upon the Close of Escrow, shall assign to BUYER, on a non-exclusive basis with SELLER reserving rights therein to the extent necessary to satisfy its obligations under this section 13.1 or any other provision of this Agreement, any and all warranties of Contractor and any of Contractor's subcontractors and/or suppliers together with any claims that SELLER might otherwise have concerning or relating to any defect or deficiency in the design or construction of the Building Shell or Interior Improvements. In addition, SELLER warrants that the Improvements shall be completed free of material design defects; provided, however, that the aggregate liability of SELLER under the foregoing warranty shall not exceed the amount of errors and omissions ("E&O")insurance coverages maintained by the Design Professional causing such defect or deficiency, as approved by BUYER. SELLER has indicated that the Architect will maintain $2 million of E&O insurance, the Civil Engineer will maintain $1 million of E&O insurance, and no E&O insurance will be maintained by the professionals preparing the landscaping design, energy calculations, plumbing design, mechanical design and electrical design, and BUYER has approved these coverages

                           13.1.1   CONTRACTOR WARRANTIES. Notwithstanding any
other provision, SELLER shall include in the Construction Contract with Contractor the Contractor warranty provisions set forth in Section 5.4 of the Construction Contract (EXHIBIT "2"). SELLER shall not modify or amend the Construction Contract without BUYER's prior written consent, not to be unreasonably withheld.

                  13.2. HAZARDOUS SUBSTANCES. SELLER warrants (a) to the best of SELLER's current knowledge (i) that there are no existing, pending or threatened enforcement action or proceeding by any governmental authority under any applicable federal, state or local law, regulation or ordinance pertaining to air and water quality, or the handling, transportation, storage, treatment, usage, or disposal of Hazardous Substances (collectively, "Hazmat Laws"), nor
(ii) is the Land in violation of any Hazmat Laws, provided that BUYER acknowledges that SELLER's only knowledge concerning the existing condition of the Land is based on reports obtained from Ocean Ranch Developer concerning the Ocean Ranch Subdivision generally, which have also been made available to BUYER and SELLER is not undertaking to conduct any separate or special investigation of any existing Hazmat conditions, and (b) neither SELLER nor Contractor nor any of their respective contractors, employees or agents have caused any Hazardous Substances contamination of the Property in violation of any Hazmat Laws in connection with the development of the Improvements. Except as provided in the preceding provisions, SELLER is not making any representation or warranty whatsoever concerning the presence in, about or under the Property of any Hazardous Substances.

                  13.3. DOCUMENTS. To the extent that SELLER has provided or provides to BUYER any documents, instruments, reports or other similar writings or materials (collectively referred to as "Documents"), which have been drafted or prepared by third parties, such as environmental consultants, title insurers, architects, soils engineers, engineers, contractors and/or any governmental authorities, SELLER warrants that, to the best of SELLER's current knowledge, such Documents so provided to BUYER are true and accurate copies of such Documents in the possession of SELLER; provided, however, that notwithstanding the foregoing, SELLER warrants the accuracy and correctness of all documents and materials prepared by Contractor. Except for the preceding warranty and the warranty provided in subsection 13.2 above, BUYER acknowledges and agrees that SELLER is not making any representation or warranty concerning the accuracy or correctness of the information or conclusions stated in any such Documents and SELLER shall have no liability to BUYER whatsoever in the event it is determined that any such Documents are incorrect or inaccurate. BUYER specifically acknowledges that BUYER is being afforded adequate opportunity to independently determine the accuracy or correctness of such Documents as a part of BUYER's investigation of the Property.

                  13.4. ABSENCE OF ADVERSE LEGAL ACTION. To the best of SELLER's current knowledge, there are no legal actions or proceedings pending or threatened against SELLER or Contractor that might in any way affect the Property or SELLER's or Contractor's performance under this Agreement, and there are no pending or threatened legal actions or proceedings relating to the Property that would adversely affect the Property.

                  13.5. ABSENCE OF BINDING CONTRACTS. SELLER warrants that SELLER is not a party to any contracts or other agreements for services, supplies or materials affecting the use, operation or management of the Property which are unrecorded and which would be binding upon the Property following the conveyance, except contracts and agreements that are terminable on no more than sixty (60) days notice from SELLER, except any covenants or requirements described in the Ocean Ranch Contract that will remain binding upon BUYER as a successor owner of the Property.

                  13.6. COMPLIANCE WITH LAW. SELLER warrants that SELLER has not received any written notice and does not otherwise have actual knowledge of any violation of any Legal Requirements relating to the Property.

                  13.7. OCEAN RANCH DEVELOPER. SELLER hereby warrants that SELLER (a) will use its commercially reasonable efforts to cause Ocean Ranch Developer to comply with the permitting, entitlement, mapping, construction and other material obligations of Ocean Ranch Developer under the Ocean Ranch Contract, and in accordance with any applicable requirements and plans therefor, and SELLER, by excluding delays caused by the Ocean Ranch Developer from Excusable Delays, has assumed the risk of such delays as provided in this Agreement; provided, however, nothing in this Agreement shall be construed or interpreted (i) as a guaranty by SELLER of the performance of the Ocean Ranch Developer or its contractors or agents or any undertaking by SELLER to supervise such performance, (ii) to require SELLER to initiate any legal action against the Ocean Ranch Developer on account of any default, errors or omissions of the Ocean Ranch Developer or its contractors or agents, or (iii) make SELLER or Contractor liable for any defect or deficiency affecting the Land or the Land Improvements caused by Ocean Ranch Developer or its contractors or agents; (b) that SELLER will comply with all material obligations of SELLER under the Ocean Ranch Contract, including the Special Declaration, provided that the preceding provision shall not be construed to restrict SELLER's right to terminate the Ocean Ranch Contract; (c) will not enter into any modification of the Ocean Ranch Contract, the Special Declaration or any other documents to which SELLER and Ocean Ranch Developer or any affiliate thereof are a party (collectively, the "Ocean Ranch Documents") that could affect the Purchase Price or the construction, use, operation or marketability of the Property without BUYER's prior written approval, not to be unreasonably withheld; provided, however, the preceding provision shall not limit the right of SELLER, without BUYER's consent to modify provisions to reduce any amounts payable by SELLER, waive or reduce any liability of SELLER or extend the date for SELLER's exercise of any termination right; (d) will not approve any matters or items under or in connection with the Ocean Ranch Documents that could have a material adverse affect the Purchase Price, or the construction, use, operation or marketability of the Property without BUYER's prior written approval, not to be unreasonably withheld, (e) will obtain and deliver to BUYER the certifications from Ocean Ranch Developer's engineers described in Section 7(c) of the Ocean Ranch Contract, (f) will assign, without warranty or recourse to BUYER, at the Close of Escrow any rights of SELLER under the Ocean Ranch Contract to enforce any warranties of Ocean Ranch Developer and its contractors; and (g) will provide BUYER with copies of all material notices received from Ocean Ranch Developer, the Government or any other party. SELLER acknowledges and agrees that BUYER shall have no liability or responsibility for any earnest money, grading and other deposits made by SELLER under the Ocean Ranch Contract unless the Closing shall occur (in which event such deposits shall constitute Development Costs to the extent not repaid to SELLER), SELLER terminates this Agreement due to a default by BUYER hereunder or as otherwise provided in this Agreement.

                  13.8. SUITABILITY FOR DEVELOPMENT. SELLER warrants that based on (a) its recent experience with other development projects within the Ocean Ranch Subdivision, and (b) its review of the documents provided by the Ocean Ranch Developer as described in section 11.1 above, that SELLER in good faith believes that the Land is suitable for the intended development of the Improvements. SELLER shall give BUYER written notice no later than five business
(5) days prior to the end of BUYER's general due diligence period described in section 11.1 above, if SELLER has actual knowledge of any information that changes SELLER's good faith belief.

                  13.9. SELLER'S CURRENT KNOWLEDGE. Whenever in this Agreement, the phrases "actual knowledge" or "to the best of SELLER's current knowledge" are used, such phrase means and refers only to matters of which Gregg Hamann, Jeffrey C. Hamann and/or SELLER's and Contractor's construction managers for the Improvements ("SELLER's Representatives") are actually aware, without undertaking any investigation or inquiry whatsoever other than a review of such documentation in the immediate possession and control of SELLER's Representatives, and shall not include the knowledge of any other persons or firms, it being understood and agreed by BUYER that: (a) SELLER's Representatives themselves are not individually liable for any statements or representations made on behalf of SELLER, but are merely the persons whose knowledge is attributed to SELLER; (b) SELLER's Representatives were not involved in the negotiation or execution of contracts relating to the Property before SELLER's acquisition of the Property; (c) SELLER's Representatives, except as to information actually known to any of them, are not charged with knowledge of all of the acts and/or omissions of predecessors-in-title to the Property or management of the Property before SELLER's acquisition of the Property; and (d) "SELLER's current knowledge" shall not include information or material which may be in the possession of SELLER generally, but of which SELLER's Representatives are not actually aware.

                  13.10. LATER DISCOVERED INFORMATION. Should SELLER's Representatives receive notice or obtain actual knowledge of any material information, which makes any of the warranties set forth in this section 13 materially false or misleading after the Effective Date of this Agreement and prior to Close of Escrow, SELLER will immediately notify BUYER in writing of such information. Except in the event a warranty becomes materially misleading or false as a result of the voluntary act or a failure to act when required by this Agreement to act of SELLER, Contractor, or their respective contractors, agents, consultants or employees, if, prior to the Close of Escrow, BUYER becomes aware of any facts or circumstances making any of SELLER's warranties materially misleading or false, whether on account of SELLER's subsequent disclosures or BUYER's independent investigation, then BUYER's sole remedies shall be to (a) terminate this Agreement and not proceed with the purchase of the Property, and BUYER shall not have any claim against SELLER for breach or default under this Agreement, (b) obtain an equitable reduction to the Purchase Price, or (c) in the case of the warranty under section 13.1 require SELLER to correct any defective work at SELLER's sole cost. If BUYER elects to proceed with the Close of Escrow after BUYER becomes aware of such facts or circumstances, SELLER's warranties shall be deemed automatically modified and amended to be consistent with the facts and circumstances of which BUYER is aware. Except as provided in the preceding provisions, nothing contained herein shall limit or affect BUYER's remedies hereunder in the event of any default by SELLER under this Agreement.

                  13.11. TIME LIMITATION ON ACTION. Notwithstanding any statute or law permitting a longer period, any legal action or claim concerning or based upon any representation or warranty of SELLER provided in this Agreement, or implied in law, shall be brought by BUYER no later than two (2) years from the Closing Date, and if not so timely commenced shall be deemed waived; provided, however, the preceding limitation shall not apply to an action for any patent deficiency or any latent deficiency, which shall be governed by California Code of Civil Procedure Sections 337.1 and 337.15, respectively.

         14. TERMINATION/CANCELLATION/REMEDIES. This Agreement shall terminate and Escrow shall be canceled in the event that BUYER or SELLER exercise any express right granted in this Agreement to so terminate this Agreement for a reason other than the default of the other party, and the provisions of section 14.3 below shall apply in the event of such nondefault termination. In the event of the termination of this Agreement by a nondefaulting party on account of the default of the other party, then such termination or cancellation shall not waive or otherwise affect any legal or equitable remedy of the nondefaulting party, provided such rights and remedies shall be subject to the provisions of subsections 14.1 and 14.2 below. In all other events, SELLER's obligation to sell the Property to BUYER shall immediately cease and terminate upon any termination of this Agreement and any termination of this Agreement shall also cause a termination of the Escrow.

                  14.1. DEFAULT BY BUYER. If the Close of Escrow does not timely occur by reason of a default by BUYER, BUYER shall be responsible for payment of all costs, expenses, fees and charges of Escrow Agent and Title Company chargeable on account of the cancellation of the Escrow. In addition, if SELLER elects to terminate this Agreement on account of BUYER'S default, BUYER's right to purchase the Property under this Agreement shall immediately terminate and SELLER shall have the rights to pursue any and all rights and remedies that SELLER may have against BUYER, subject to the provisions of subsections 14.1.1 to 14.1.3 below.

                           14.1.1   LEASE PERFORMANCE. Concurrently with the
execution of this Agreement, BUYER and SELLER are also executing the Lease (EXHIBIT "6"). If the Close of Escrow occurs under this Agreement, then the Lease shall be deemed null and void from its inception and of no force or effect. Except as provided in this subsection and subsection 14.1.3 below, if this Agreement is terminated by SELLER on account of BUYER'S default, then BUYER shall be obligated to perform as the LESSEE under the Lease and the Lease shall be in full force and effect and binding on SELLER and BUYER notwithstanding that BUYER shall no longer have the right to purchase the Property under this Agreement. Notwithstanding the preceding provision, if BUYER fails or refuses to take possession of the Property in compliance with all requirements of the Lease and agrees to fully perform all obligations under the Lease, then SELLER shall have the right to pursue any and all rights and remedies at law or in equity it may have under this Agreement and under the Lease and all such remedies shall be cumulative and non-exclusive. If BUYER takes possession of the Property and agrees to perform all obligations under the Lease, then SELLER agrees not to assert any claims against BUYER on account of its default in failing to purchase the Property under this Agreement except (a) for a claim for damages in amount equal to the amount of any Delay Credit resulting from BUYER's Delays that SELLER would have been entitled to receive in accordance with section 4.3 above, and (b) if the Lease is terminated by SELLER within twenty four (24) months on account of the breach of the Lease by BUYER that is not cured within any applicable notice and cure period under the Lease.

                           14.1.2   DISPOSITION OF THE DEPOSIT. BUYER
acknowledges and agrees that any Deposits are being made for the purpose of reimbursing SELLER for excess expenses incurred by SELLER in connection with the development of the Property and such Deposits shall not be refundable to BUYER, except in the event this Agreement is terminated on account of SELLER's default or except as otherwise provided in this Agreement. In the event this Agreement is terminated on account of BUYER's default and BUYER takes possession of the Property in accordance with the requirements of the Lease, the Deposits shall be deemed to have been applied to pay costs of tenant improvements payable by the BUYER as the Lessee under the Lease. If this Agreement is terminated for BUYER's default and BUYER does not take possession of the Property pursuant to the Lease, then SELLER shall have the right to continue to retain possession of the Deposit and apply any Deposits to reimburse SELLER for losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by SELLER on account of BUYER's default and under no circumstance whatsoever shall SELLER's retention of such Deposits be construed to be SELLER's acceptance of liquidated damages nor shall the retention and application of such funds otherwise waive, prejudice or otherwise affect any rights or remedies that SELLER may have on account of such losses, damages, costs and expenses to the extent not satisfied from the Deposits.

                           14.1.3   CANCELLATION OF LEASE. If this Agreement
is terminated by SELLER on account of BUYER's default, and notwithstanding the provisions of subsection 14.1.1 which provide for the Lease to become effective in such circumstance, SELLER shall have the right to elect not to have the Lease become effective if BUYER has suffered a Material Adverse Change in its financial condition as of the date the Lease would otherwise become effective. Such election shall be exercised by giving BUYER written notice of such election no later than fifteen (15) days after the date that SELLER has actual knowledge of such a Material Adverse Change. In such event and notwithstanding any other provisions in this Agreement or the Lease, the Lease shall not become effective, neither party shall be bound to perform under the Lease and SELLER shall be entitled to pursue any and all rights and remedies that SELLER would otherwise have at law or in equity as a result of BUYER's default under this Agreement. "Material Adverse Change" means (a) BUYER's total assets less BUYER's total liabilities (BUYER's "net worth"), as disclosed in its financial accountings filed with the United State Securities & Exchange Commission ("SEC"), is reduced to less than $50,000,000; or (b) BUYER is subject to any Bankruptcy. "Bankruptcy" means any proceeding under the United States Bankruptcy Code or any equivalent proceeding under state or federal law, including appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for BUYER or any part of its property, or any other type of bankruptcy, insolvency, reorganization, rearrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation or rehabilitation proceeding, whether commenced voluntarily by BUYER or involuntary against BUYER by others, which in the case of an involuntary Bankruptcy, such proceeding is not dismissed within sixty (60) days.

                  14.2. DEFAULT BY SELLER. If the Close of Escrow does not occur by reason of a default by SELLER, SELLER shall be responsible for payment of all costs, expenses, fees and charges of Escrow Agent and Title Company chargeable on account of the cancellation of the Escrow. In addition, BUYER shall be entitled to and shall receive a refund of all unexpended Deposits made hereunder for work that has not been performed and shall be entitled either to
(a) pursue the specific performance of the conveyance of the Property pursuant to this Agreement, (b) recover damages (including the amount of any Deposits) in an amount and subject to the limitations provided in subsection 14.2.1 below, or
(c) pursue its self-help remedies under subsection 14.5 below. In the case of a default by SELLER under provisions of this Agreement that do not concern obligations relating to the development of the Improvements, BUYER shall have the right to terminate this Agreement on account of SELLER's default and such termination shall become effective unless SELLER thereafter fails to fully cure such default within thirty (30) days from the delivery of the notice of termination, or if such default is not reasonably susceptible to cure within such thirty (30) day period, SELLER commences the cure within such period and diligently completes such cure within a reasonable time. In addition, SELLER has delivered to BUYER, concurrently with execution of this Agreement, a Guaranty dated October 25, 2002, executed by Hamann Construction, Inc., and Harmony Groves Partners L.P. (collectively, "GUARANTOR"), in the form attached hereto as EXHIBIT "14", to guaranty performance of SELLER's obligations under this Agreement. SELLER covenants and agrees, at all times from and after the Effective Date until the Close of Escrow, to maintain, in the aggregate with Guarantor, a tangible net worth of not less than Fifteen Million Dollars ($15,000,000.00); provided however, shareholder loans shall be deemed assets and not liabilities for determination of this net worth, provided that said loans shall at all times be subordinate to Guarantor's obligations under the Guaranty and Guarantor acknowledges the same. SELLER shall provide BUYER with financial statements of SELLER and Guarantor, within ten (10) days after the Opening of Escrow, and thereafter upon reasonable request of BUYER, evidencing that such parties satisfy such minimum aggregate net worth requirement

                           14.2.1   LIMITATION ON DAMAGES. Notwithstanding any
other provisions, any claim of BUYER for damages, directly or indirectly, shall be subject to the limitation of liability provisions in this subsection. Any such damages shall not exceed an amount equal to BUYER's out-of-pocket expenses, including the amount of delay damages payable under section 7.3 above, up to $2,000,000.00, provided in no event shall SELLER be liable for consequential or incidental damages in the nature of lost business or lost profits.

                  14.3. NONDEFAULT TERMINATION. Subject to the provisions of subsection 14.3.1 below, the provisions of this section shall apply in the event of the termination of this Agreement for any reason not constituting a default of a party, including any termination by BUYER pursuant to sections 9 or 11 above or SELLER under section 12 above; provided, however, if another provision of this Agreement provides for some other payment to SELLER in the event of such a termination, then amount payable in this section shall be in addition to such other amount(s). In the event of such termination, BUYER agrees to reimburse SELLER for fifty percent (50%) of the Design Costs incurred by SELLER and BUYER shall be entitled to a refund of the Deposits to the extent the Deposits in the aggregate exceed the amount payable to SELLER; provided, however, SELLER shall have the right to defer payment of any such refund until BUYER has complied with the requirements in sections 10.5 and 11.1.1 above

                           14.3.1   SPECIAL BUYER TERMINATION RIGHTS.
Notwithstanding any other provisions in this Agreement, BUYER shall have the right to terminate this Agreement by giving written notice of such election to terminate as follows and making payment to SELLER within the specified time periods as follows: (a) prior to the close of escrow under the Ocean Ranch Contract, BUYER may exercise such termination right by (i) giving written notice to SELLER prior to the scheduled closing date, (ii) reimbursing SELLER for all Development Costs (including all deposits made by SELLER under the Ocean Ranch Contract, including earnest money deposits and the Grading Deposit) paid or incurred to the date of such termination together with the Developer's Fee attributable to such costs, and (iii) indemnifying, defending and holding SELLER harmless from any claims, demands, liabilities or actions by Ocean Ranch Developer arising on account of SELLER's failure to proceed with the closing under the Ocean Ranch Contract on account of BUYER's termination of this Agreement; and (b) after the close of escrow under the Ocean Ranch Contract, but prior to the commencement of actual construction of Improvements in accordance with this Agreement, BUYER may exercise such termination right by (i) giving written notice to SELLER prior to commencement of construction, (ii) reimbursing SELLER for all Development Costs (including the purchase price and all costs, including the Grading Deposit paid in connection with acquisition of the Land from the Ocean Ranch Developer) paid or incurred to the date of such termination together with the Developer's Fee attributable to such costs, any commercially reasonably cancellation fees payable to subcontractors and suppliers, (iii) assuming any and all obligations of SELLER to be performed under the Ocean Ranch Contract following the close of escrow under the Ocean Ranch Contract and (iv) indemnifying, defending and holding SELLER harmless from any claims, demands, liabilities or actions by Ocean Ranch Developer on account of the failure to perform any of the obligations of the Ocean Ranch Contract to be performed following the closing under the Ocean Ranch Contract. In the case of BUYER' s termination in accordance with the preceding provisions, SELLER shall assign and transfer to BUYER, concurrently with BUYER's payment to SELLER, any assignable rights of SELLER under the Ocean Ranch Contract or to the Land, without recourse or representation, except, in the case of the case of the conveyance of title to the Land in accordance with preceding clause (b), SELLER shall convey title subject only to the exceptions to title existing as of the date of SELLER's receipt of title from Ocean Ranch Developer together with any other exceptions provided for under the Ocean Ranch Contract or this Agreement.

                  14.4. SURVIVAL OF CERTAIN OBLIGATIONS. Notwithstanding any termination of this Agreement, any obligations of a party to provide indemnification, BUYER's obligation of confidentiality under section 36 below, SELLER's obligation to return the Deposits or any portion thereof and any other provisions herein that expressly survive termination hereof shall survive such termination and remain in full force and effect.

                  14.5. TAKE-OVER RIGHT. Notwithstanding the foregoing, if, and only in the event that, the condition in section 11.9 above or the condition in section 11.10 above are not timely satisfied or waived, and in lieu of and as a waiver of BUYER's exercise of its right to terminate this Agreement on account of such nonsatisfaction of such condition, BUYER shall have the right (but not any obligation) to assume control of the construction and completion of the Improvements ("Take-Over Right) in strict accordance with the requirements and limitations in subsections 14.5.2 below. Notwithstanding that BUYER exercises its right to complete SELLER's work on account of the condition in section 11.10, the time reasonably required for completion shall be deemed a SELLER's Delay; provided, however, any delays caused by BUYER or its replacement contractor in failing to prosecute the work in a commercially reasonable manner shall be excluded from calculated the period of such SELLER's Delays.

                           14.5.1   NOTICE TO AND RIGHTS OF CONSTRUCTION LENDER.
Prior to exercising the Take-Over Right, BUYER shall give written notice of BUYER's intention to exercise its Take-Over Right to SELLER and any lender providing construction financing to SELLER for the Improvements. The construction lender shall have a thirty (30) day period during which such lender may take elect to take control of the work of the Improvements, through a contractor selected by lender, by giving written notice to BUYER of such election. In the event SELLER's construction lender exercises such right to take control of the work of the Improvements, then (a) if the Take-Over Right is being exercised on account of a delay past the Outside Commencement Date, then the Outside Commencement Date shall be extended for sixty (60) days from the date of lender's notice of election to permit the commencement of construction; or if the Take-Over Right is being exercised on account of a delay past the Outside Completion Date, the Outside Completion Date shall be extended for the benefit of such lender for a period not to exceed thirty (30) days from the date of lender's notice of election, to allow such lender to complete the work of the Improvements. BUYER shall have the right to proceed to exercise its Take-Over Right in accordance with all other requirements of this section, including subsection 14.5.2 below, in the event (i) if lender declines to take over construction or fails to give notice of election within such thirty (30) day period, or (ii) lender does not diligently prosecute such work to completion or such work is not completed on or before the Outside Completion Date as extended as provided in preceding clause
(b). Notwithstanding any other provision, BUYER agrees that such construction lender shall not have any liability or duty to BUYER on account of its efforts to cause completion of the Improvements and BUYER's sole right shall be to exercise its Take-Over Right if lender does not timely cause completion on or before the extended Outside Completion Date. Notwithstanding any other provision, BUYER irrevocable agrees that any rights or interest of BUYER arising under this Agreement, including the Take-Over Right and the right to the consensual lien described in subsection 14.5.4 below are subordinate and inferior to all rights and interests of the construction lender in the Property, including any partially completed Improvements.

                           14.5.2   TAKE-OVER RIGHT REQUIREMENTS. If BUYER
becomes entitled to exercise its Take-Over Right, BUYER shall contract with a licensed contractor, who is regularly engaged in the construction of improvements of the same type and nature as the Improvements, to complete such work. BUYER shall require that such contractor deliver for the benefit of both BUYER and SELLER, prior to construction of any work (a) payment and performance bonds to insure lien free completion of the work, and (b) certificates of insurance, naming both BUYER and SELLER as additional insured, with minimum coverages imposed upon the Contractor under the Construction Contract. BUYER shall have the option to require an assignment from Contractor of its contracts with its subcontractors and suppliers and assume the obligations of Contractor with respect to such contracts, except: a subcontractor or supplier refuses to perform the work for BUYER's replacement contractor and consent to such assignment. SELLER shall cause Contractor to cooperate with such assignments.

                           14.5.3   SELLER'S COOPERATION. In the event BUYER
exercises its Take-Over Right to assume control of the work of the Improvements, SELLER shall cooperate in all respects with BUYER's efforts (including, without limitation, by assigning contracts with subcontractors and suppliers. BUYER, its employees, agents, contractors and subcontractors shall have an irrevocable license to enter the Land for purposes of performing any and all such work and in connection therewith, and BUYER, its employees, agents, contractors and subcontractors shall be allowed in, to, from, on and over the Land, or any portion thereof, for the purpose of ingress, egress, delivery, storage, removal of construction equipment and supplies, and placement of trailers. BUYER may draw upon any unused Deposits on a monthly basis, in proportion to the amount of the work performed at such time, and to the extent of all actual and reasonable costs incurred by BUYER in connection therewith.

                           14.5.4   ADDITIONAL COSTS AND FEES. In the event
BUYER incurs additional Development Costs as a result of taking control of such work, such amounts, together with interest at a rate of ten percent (10%) per annum (the "Interest Rate"), shall be credited to the Purchase Price upon Close of Escrow; provided, however, if SELLER fails to proceed with the Close of Escrow, then such amounts shall be due and payable on demand and BUYER may exercise all remedies available to BUYER at law or in equity (in addition to any remedies available to BUYER under the Purchase Agreement and this Agreement) to collect such amounts. In addition, SELLER shall pay to BUYER, as an administrative and oversight fee, an amount equal to five percent (5%) of the cost of the work performed during the period of BUYER's control thereof (which amount shall not increase or be included in Development Costs or otherwise be reimbursable to SELLER), at the Close of Escrow, or within ten (10) days after written demand therefor by

BUYER if SELLER fails to proceed with the Close of Escrow. Amounts due BUYER together with any costs or expenses paid or incurred by BUYER in prosecuting any or its rights and remedies set forth in this Agreement or available to BUYER at law or in equity (including attorneys' fees and court costs), together with interest thereon at the Interest Rate, shall be a charge against the Property with a continuing lien (with power of sale) thereon until the Close of Escrow or until paid in full. In addition to any other rights or remedies hereunder, BUYER may deliver to SELLER and record in the Official Records of San Diego County, California, a certificate or notice of claim of lien. If any breach recited in such lien or claim has not been cured to BUYER's satisfaction within thirty (30) days thereafter, BUYER may foreclose such lien by a sale conducted pursuant to the terms of the laws of the State of California; provided, however, no breach shall be deemed to have occurred until SELLER has refused to proceed with the Close of Escrow following completion of the Improvements. If any breach recited in the lien or claim is cured, BUYER shall forthwith record an appropriate release of such lien at the Owner's expense. BUYER, through its authorized representatives, may bid on and acquire any property subject to such lien at any such foreclosure sale. BUYER's exercise of its Take-Over Right shall not affect the Closing Date or SELLER's warranties hereunder, but any delay resulting therefrom shall not constitute an Excusable Delay and BUYER shall have no liability to SELLER as a result thereof provided that BUYER uses commercially reasonable efforts to cause the same to be completed in a timely manner.

                           14.5.5   LENDER APPROVAL. BUYER has requested that
SELLER's construction lender enter into a written agreement acknowledging BUYER's Take Over Right as provided in this section 14.5. BUYER and SELLER agree to cooperate in good faith to negotiate an acceptable agreement with such lender prior to the expiration of BUYER's general due diligence period described in section 11.1 above and either BUYER or SELLER shall have the right to terminate this Agreement prior to the expiration of such period by giving written notice to the other party if a satisfactory agreement with such lender has not been concluded.

         15. REAL ESTATE COMMISSION. In the event the Close of Escrow occurs in accordance with this Agreement, SELLER authorizes Escrow Agent to pay real estate commissions from the proceeds of the Purchase Price deposited in Escrow to BUYER's Broker in the amount calculated as follows: (a) the amount of four percent (4%) of the Purchase Price payable by BUYER at Close of Escrow, less (b) the amount of all commissions received by BUYER's Broker from or on behalf of the Ocean Ranch Developer on account of the sale of the Land to SELLER ("Commission"). SELLER shall pay the Commission in two (2) equal installments:
(i) one-half at the time of recordation of SELLER's construction loan, and (ii) one-half upon Close of Escrow; provided, however if BUYER defaults in failing to proceed with the Close of Escrow and fails or refuses to perform in accordance with the Lease, then the amount paid to SELLER under preceding clause (i) shall be refunded by BUYER's Broker to SELLER. Except for BUYER's Broker, BUYER represents and warrants that it has not been represented by a real estate broker or other person and has incurred no liability for any brokerage commission or finder's fee arising from or relating to the transactions contemplated by this Agreement which could give rise to a claim against SELLER. BUYER does hereby agree to indemnify, and covenants and agrees to protect, defend and hold harmless SELLER from and against all liability, cost, damage or expense, including, but not by way of limitation, reasonable attorneys' fees, on account of any brokerage commission or finder's fee arising from any act or omission of BUYER which is claimed to be due as a result of the sale of the Property to BUYER. SELLER represents and warrants that it has not been represented by a real estate broker or other person and has incurred no liability for any brokerage commission or finder's fee arising from or relating to the transactions contemplated by this Agreement which could give rise to a claim against BUYER. SELLER does hereby agree to indemnify, and covenants and agrees to protect, defend and hold harmless BUYER from and against all liability, cost, damage or expense, including, but not by way of limitation, reasonable attorneys' fees, on account of any brokerage commission or finder's fee arising from any act or omission of SELLER which is claimed to be due as a result of the sale of the Property to BUYER.

                  15.1. PRINCIPAL LICENSEE DISCLOSURE. BUYER acknowledges that SELLER has disclosed to BUYER that one or more partners, members, officers, directors or shareholders of SELLER or affiliates of

SELLER are licensed in California as real estate brokers, provided such persons are not acting in any agency or representative capacity in this transaction.

         16. SELLER'S TAX CERTIFICATIONS. Prior to Close of Escrow, SELLER shall deliver to Escrow Agent (with a copy to BUYER) the following certifications: (a) an affidavit, executed and sworn to under penalty of perjury, that SELLER is not a foreign person and is a United States Person, as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended ("Code") and in a form in compliance with the Code; and (b) a certification, executed and sworn to under penalty of perjury, that SELLER is domiciled in or has its principal place of business in California, and, therefore, this transaction is exempt from withholding tax under California Revenue and Taxation Code Sections 18805, 18815 and 26131.

          17. NOTICE. Except as otherwise provided herein, any notice or other items to be delivered to a party pursuant to this Agreement shall be in writing and either personally delivered, sent by first class mail (alone or in combination with a facsimile transmittal), postage prepaid, addressed to the party to be notified at the address specified in accordance with this section, or delivered by Federal Express or other comparable overnight delivery service, delivery costs prepaid and addressed to the party to be notified at the address specified in accordance with this section. Any such notice or other items to be delivered shall be deemed duly given, delivered and received on the date of personal delivery to the party (or such party's authorized representative) or in the case of mailing, three (3) business days after deposit in the U.S. Mail, or, in the case of Federal Express or other comparable overnight delivery service, one (1) business day following the delivery of such notice or item to such delivery service, as the case may be; provided, however, in the case a party transmits such notice or item by facsimile transmission to a facsimile number designated above together with the separate mailing of the original, then such notice shall be deemed delivered one (1) day following the date of the facsimile transmission. Unless a party changes its address or facsimile number for notice by giving a notice in accordance with this section changing such address or facsimile number, the address or facsimile number for notice and delivery of each party shall be as set forth in section 2 above.

         18. POSSESSION. Subject to any matters approved by BUYER pursuant to section 6 above, possession of the Property shall be delivered by SELLER to BUYER concurrently with the Close of Escrow.

         19. SPECIAL COVENANTS/POST-CLOSING OBLIGATIONS. Escrow Agent shall not be concerned with the matters provided in this section nor shall Escrow Agent otherwise be responsible for confirming the occurrence or satisfaction of any condition or requirement described in this section. All of the obligations and covenants in this section shall survive the Close of Escrow and the conveyance of the Property to BUYER.

                  19.1. CONSTRUCTION OF THE BUILDING. Section 2.3(a) of the SpecialDeclaration imposes certain obligations on SELLER to complete construction of the Building on the Land within twenty (20) months of the from the closing under the Ocean Ranch Contract. BUYER's willingness to perform its obligations under this Agreement and to cooperate to provide for the completion of the Building within twenty (20) month period is a material inducement to SELLER to enter into this Agreement. If BUYER or its employees, agents, separate contractors or representatives causes the completion of the Building to be delayed thereby causing SELLER to be in violation of the Special Declaration, BUYER agrees to indemnify, defend and hold harmless SELLER and its Affiliates from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and other legal expenses) in any way suffered or incurred by SELLER or any of its Affiliates as a result of any claim, demand, action or proceeding commenced or maintained by Ocean Ranch Developer or any of Developer's successors arising from or concerning the delayed completion of the Building to the extent caused by BUYER or its employees, agents, separate contractors or representatives.

                  19.2. MUTUAL INDEMNITY. SELLER agrees to indemnify, defend and hold harmless BUYER and its Affiliates from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and other legal expenses) in any way suffered or incurred by BUYER or any of its Affiliates as a result of any claim, demand, action or proceeding commenced or maintained by Ocean Ranch Developer or any of its successors relating to or based upon SELLER's breach of the Special Declaration prior to the Closing Date. BUYER agrees to indemnify, defend and hold harmless SELLER and its Affiliates from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and other legal expenses) in any way suffered or incurred by SELLER or any of its Affiliates as a result of any claim, demand, action or proceeding commenced or maintained by Ocean Ranch Developer or any of its successors relating to or based upon BUYER's breach of the Special Declaration after to the Closing Date. The indemnity obligations in this section shall survive the Closing and any earlier termination of this Agreement.

                  19.3. CONTINUING OBLIGATIONS TO OCEAN RANCH DEVELOPER. Pursuant to the Ocean Ranch Contract, Ocean Ranch Developer has required that SELLER obligate any purchasers of any of the Land to agree to assume certain obligations of SELLER. The provisions of this section are intended for the benefit of and shall be enforceable directly by Ocean Ranch Developer against BUYER in addition to SELLER's entitlement to enforce such provisions. BUYER agrees to indemnify, defend and hold harmless SELLER and its Affiliates from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and other legal expenses) in any way suffered or incurred by SELLER or any of its affiliates as a result of BUYER's failure to comply with the requirements of this section, including the requirements of sections 19.3.1 to 19.3.3 below.

                           19.3.1   DEVELOPMENT CREDITS. Ocean Ranch Developer
has required that SELLER obligate any purchasers of any of SELLER's Tract to agree to assume the obligation of SELLER to purchase from Ocean Ranch Developer certain credits held by Ocean Ranch Developer as a result of prepayment of certain fees or charges to any governmental agency, public utility or school district ("Credits") as more particularly provided in Section 15(g) of the Ocean Ranch Contract. BUYER, effective as of the Close of Escrow, agrees to perform such obligation, including providing the Ocean Ranch Developer or its successor written notice in accordance with the requirements of the Ocean Ranch Contract.

                           19.3.2   NEW ASSESSMENT BONDS. BUYER agrees that,
in connection with CFD 2000-1, Ocean Ranch Developer shall have the right, either before or after the Close of Escrow, to cause the issuance of bonds and/or the placement of new assessments under CFD 2000-1, strictly in accordance with the terms of Section 15(h) of the Ocean Ranch Contract and the Special Declaration. If any such action occurs after the Close of Escrow, then BUYER shall execute (and cause its lenders, if any, to execute) any documents reasonably required by Ocean Ranch Developer in connection with the sale of bonds by such district. The provisions of this section shall be binding on BUYER, and on any successor purchaser of the Property or any portion of the Property. BUYER shall notify any such successor purchaser of the obligations of this section and obtain such successor purchaser's written agreement to be bound by the same with Ocean Ranch Developer being a third party beneficiary to such agreement. Notwithstanding any provision contained in this section to the contrary, BUYER shall not be obligated to execute any documents as provided above if, as a result thereof, it is contemplated that the special tax assessment levied against the Property in connection CFD 2000-1 will cause the overall tax rate (regular and special assessments combined) imposed upon the Property immediately following the sale of bonds by such community facilities district to exceed two percent (2%) of the value of the Property.

                           19.3.3   EASEMENT GRANTS. As more particularly
provided in section 9.2 above, Section 11 of the Ocean Ranch Contract and the Grant Deed annexed as Exhibit 1 to the Ocean Ranch Contract grant Ocean Ranch Developer the right to require SELLER and BUYER, with respect to the Property, to grant Easements (as defined in section 9.2 above and subject to the limitations therein). Following the Close of Escrow, BUYER agrees, for the benefit of SELLER, to so grant any such Easements requested by Ocean Ranch Developer upon the written request of SELLER or Ocean Ranch Developer and to promptly execute, acknowledge and deliver any instruments required to legally perfect such Easements grant.

         20. CONDEMNATION. In the event any condemnation proceedings are threatened or commenced against the Property prior to Close of Escrow that would cause a Material Taking (as defined below), then BUYER shall have the right, exercisable by giving notice of such decision to SELLER within ten (10) days of obtaining actual knowledge of such existing or threatened condemnation proceedings, to terminate this Agreement. If BUYER does not elect to terminate this Agreement by giving such timely termination notice, BUYER shall be deemed to have elected to accept the Property subject to the effect of the condemnation proceedings and BUYER, upon Close of Escrow, shall be entitled to receive any condemnation award or right to receive such an award on account of such condemnation. The term "Material Taking" means a taking of (a) more than ten percent (10%) of the Rentable Square Footage of the Building, or (b) any other taking that would have the legal effect of reducing the intensity of BUYER's planned use of the Property by more than ten percent (10%) from the use that would have been permitted in the absence of the taking. Notwithstanding any other provision, if the condemnation would result in a temporary taking, then BUYER shall have no right of termination under this section and such temporary taking shall constitute an Excusable Delay, but any award received shall be applied in reduction of the Development Costs.

         21. CASUALTY. In the event any casualty to the Property occurs prior to Close of Escrow, within fifteen (15) days from the casualty, SELLER shall determine in good faith and give written notice to BUYER ("Casualty Loss Notice") stating (a) whether or not the affected Improvements can be repaired or reconstructed in time to permit completion of all Improvements on or before the Outside Completion Date, and, if not the estimated time required for extension of the Outside Completion Date, and (b) if the full cost of repair or replacement of casualty loss is not fully covered by insurance, whether or not SELLER will complete the repair or reconstruction at its expense. If SELLER timely gives a Casualty Loss Notice stating SELLER's intention to repair or reconstruction the affected Improvements and complete the Improvements and the estimated extension of the Outside Completion Date does not exceed one hundred and eighty (180) days, then this Agreement shall continue in effect, subject to completion of such Improvements by the extended Outside Completion Date ("Extended Outside Completion Date"). If SELLER fails to timely give a Casualty Loss Notice or gives a Casualty Loss Notice stating SELLER's decision not to repair or reconstruct and its election to terminate this Agreement, then BUYER shall have the right, exercisable by giving notice to SELLER within ten (10) days of SELLER's delivery of its Casualty Loss Notice or failure to timely give notice, to elect: (i) to give a continuation notice ("Continuation Notice") stating (aa) in the case the reason for the termination by SELLER was that the repair or reconstruction together with any remaining Improvements cannot be completed before expiration of the Extended Outside Completion Date, BUYER's Agreement to extend the Extended Outside Completion Date for the estimated period set forth in SELLER's Casualty Loss Notice sufficient to permit completion of the Improvements, including the repairs and reconstruction, and to continue this Agreement in effect, subject to modification in accordance with the preceding provisions, or (bb) if the reason for SELLER's decision was the casualty loss was not fully insured, BUYER's Agreement to include in the Development Costs all of the reasonable costs of repair or restoration; or (ii) to give a notice of termination of this Agreement ("Casualty Termination Notice"). If BUYER does not timely deliver either a Continuation Notice or a Casualty Loss Termination Notice within such ten (10) days period, then BUYER shall be deemed to have agreed to the termination of this Agreement. Notwithstanding the preceding provisions, any casualty loss suffered as a result of the activities of BUYER on the Property shall be considered a BUYER's Delay.

         22. HEADINGS. The captions and paragraph headings used in this Agreement are inserted for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

         23. EXHIBITS. All exhibits referred to in this Agreement are attached and are deemed incorporated in and a part of the terms of this Agreement by reference.

         24. COUNTERPARTS. This Agreement or any escrow instructions pursuant to this Agreement may be executed in multiple copies, each of which shall be deemed an original.

         25. ENTIRE AGREEMENT. This Agreement together with all exhibits attached hereto and other agreements expressly referred to herein, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded.

         26. ASSIGNMENT. BUYER may assign its rights under this Agreement to any entity or person (i) who owns more than fifty percent (50%) of BUYER's shares, (ii) who controls, is under common control with or is controlled by BUYER, (iii) resulting from the merger, consolidation or other reorganization with BUYER, whether or not BUYER is the surviving entity, (iv) which acquired all or substantially all of the assets of BUYER, or (v) as part of a sale-leaseback, synthetic lease, operating lease or similar transaction pursuant to which BUYER or a permitted assignee under subparagraph (i) through (iv) above leases back the Land pursuant to a written lease of at least ten (10) years (not including options) provided that and regardless of the form of the transaction, no such assignment is permitted except in compliance with all of the following limitations and requirements: (a) the net worth of the assignee responsible for assuming BUYER's obligations shall not be less than Fifty Million Dollars ($50,000,000.00), and BUYER shall be obligated to provide financial information concerning the assignee to evidence compliance with this requirement unless assignee's financial information is regularly reported to the SEC; provided, however, if Ashworth, Inc. is a surviving entity following the occurrence of any such transaction, then compliance with the preceding financial standard shall be determined based on the collective net worth of Ashworth, Inc. and the assignee;
(b) the assignee unconditionally assumes in writing all the obligations of BUYER under this Agreement and the Escrow, (c) no such assignment shall release or relieve BUYER from its obligations under this Agreement, (d) no such assignment shall change, delay or otherwise affect any time periods for performance under this Agreement, (e) no such assignment shall reinstate any rights or entitlements waived by BUYER prior to such assignment, (f) any such assignment shall be conclusively presumed to include an assignment of any right of BUYER to receive any deposited funds if such funds become subject to refund in accordance with this Agreement, and (g) BUYER shall provide SELLER, upon request, documentary evidence that such assignment conforms to the requirements of this section. SELLER may assign its rights under this Agreement to any entity or person owned or controlled by SELLER or into which SELLER is merged or reorganized, provided (aa) the assignee assumes all the obligations of SELLER under this Agreement and the Escrow, (bb) no such assignment shall release or relieve SELLER from its obligations under this Agreement, (cc) no such assignment shall change, delay or otherwise affect any time periods for performance under this Agreement, (dd) no such assignment shall reinstate any rights or entitlements waived by SELLER prior to such assignment, and (ee) SELLER shall provide BUYER, upon request, documentary evidence that such assignment conforms to the requirements of this section. Except as provided in the preceding provision, neither SELLER nor BUYER shall have any right to assign this Agreement or any of its rights under this Agreement. In addition, if all conditions and requirements to be performed by BUYER, including the deposit with Escrow Agent of the full Purchase Price, have been satisfied, then BUYER shall have the right to nominate and designate any other party as the record title owner of the Property as of the Closing; provided, however, any such other party shall be bound by and subject to all terms and conditions of this Agreement that would be binding upon BUYER.

         27. SUCCESSORS. Except as otherwise provided, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         28. ATTORNEYS' FEES. If either party commences legal proceedings (including any Arbitration) for any relief against the other party arising out of this Agreement, the losing party shall pay the prevailing party's legal costs and expenses, including, but not limited to, reasonable attorneys' fees, and reasonable expert witness fees as determined by the court or arbitrator.

         29. TIME IS OF THE ESSENCE. Time is of the essence in the performance and satisfaction of each of the covenants, conditions and requirements stated in this Agreement. All time periods provided in this Agreement shall be strictly observed, and shall not be subject to extension or delay except as expressly permitted by any provision of this Agreement.

         30. FACSIMILE TRANSMISSIONS. A facsimile transmission of the executed signature page from this Agreement, or any other documents to be delivered in accordance with this Agreement, shall constitute due and proper execution of such document, and any party making such facsimile transmission will be deemed to have agreed to deliver a copy of such document bearing the original signature of such party no later than three (3) days following the date of the facsimile transmission.

         31. PROTECTION OF AFFILIATES. Whenever in this Agreement a party is obligated to indemnify, defend and/or hold harmless another party, such obligation to provide indemnification shall be deemed to include indemnification of the officers, directors, shareholders, partners, members and agents of the party entitled to indemnification, who are expressly declared to be third party beneficiaries of this Agreement for purposes of the enforcement of such indemnification rights.

         32. SURVIVAL OF REPRESENTATIONS AND COVENANTS. All agreements, representations and warranties made by either party, and all covenants not to be fully performed by Close of Escrow, including any obligation to provide indemnification, shall survive Close of Escrow and remain in effect and shall not be merged by delivery of the Deed. Any representations and/or obligation to provide indemnification shall survive the termination of this Agreement.

         33. REPRESENTATION OF AUTHORITY. In the event that a party to this Agreement is a legal entity, such as a corporation, partnership, limited liability company or trust, the individual(s) executing this Agreement on behalf of such party shall, as a result of such execution, be deemed to represent and warrant that such person(s) has the authority to cause such party to enter into this Agreement as a legally binding contract by execution of this Agreement.

         34. INTERPRETATION. Each party acknowledges that the terms of this Agreement have been negotiated and that any rule of construction or interpretation of a written document against the draftsperson shall not apply to the interpretation or application of this Agreement. If any provision of this Agreement is determined, by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be deemed to be severed and deleted, and neither such provision, its severance nor deletion shall affect the validity of the remaining provisions of this Agreement.

         35. ARBITRATION OF DISPUTES. Except as provided in subsection 35.2 below, in the event of any disagreement or dispute between the BUYER and SELLER arising prior to the Close of Escrow, either party shall be entitled to have such dispute or disagreement determined by binding arbitration in accordance with the procedure provided in this section ("Arbitration"). Any Arbitration permitted pursuant to this section shall be commenced and conducted in accordance with the California Code of Civil Procedure Section 1281, et. seq., and the discovery procedures permitted by California Code of Civil Procedure
Section 1283.05 shall apply. The Arbitration award rendered shall be final and binding and judgment may be entered upon it in accordance with applicable laws by any court having jurisdiction thereof. The arbitrator shall prepare and provide to the parties a written decision on all matters which are the subject of the arbitration, including factual findings and the reasons which form the basis of the arbitrator's decision. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure Section 1286.2 or 1286.6 for any such error and shall otherwise be subject to judicial review for any such errors to the same extent as a judgment entered in a judicial proceeding. The award of the arbitrator shall be mailed to the parties no later than thirty (30) days after the close of the Arbitration hearing. The costs of the Arbitration shall be paid by the parties equally, provided the prevailing party shall be entitled to an award against the other party of any costs paid or incurred by such prevailing party in such Arbitration in addition to all other relief awarded.

                  35.1. ARBITRATION PROCEDURE. BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ABOVE STATED "ARBITRATION OF DISPUTES" PROVISION DECIDED BY A NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION

AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE UNDERSIGNED HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                           /s/ JCH                   /s/ TWT
                           -----------------------   -----------------------
                           SELLER'S Initials         BUYER's Initials

                  35.2. EXCLUSIONS FROM ARBITRATION. Notwithstanding any other provision, the following matters are excluded from the Arbitration agreement: (a) a judicial or non-judicial foreclosure or any other action or proceeding to enforce a deed of trust, mortgage or other security device encumbering the Property; (b) an action for bodily injury or wrongful death; (c) any provisional remedies such as attachment, injunction, receivership, and the filing of a judicial action to enable such a provisional remedy to be obtained shall not constitute a waiver of the agreement to submit certain disputes to Arbitration; (d) any action for specific performance or, upon termination hereof, to pursue damages or other relief or rights based upon any breach hereof; (e) any action to enforce any obligation of indemnification BUYER or SELLER may have under an express provision of this Agreement; and/or (f) any action to expunge any lis pendens and/or any action for damages or other relief arising from such violation.

         36. CONFIDENTIALITY OF PURCHASE PRICE AND ECONOMIC TERMS. BUYER covenants and agrees not to disclose Confidential Information and not to use such Confidential Information for any purpose other than the transaction contemplated by this Agreement except as permitted in this section. The term "Confidential Information" means (a) the Property Purchase Price or the other economic terms and conditions of this Agreement ("Confidential Information") and
(b) any other information or documents for which BUYER has an obligation of confidentiality pursuant to any other express provision of this Agreement. The covenant sets forth in this section shall be in effect from the Effective Date to a date that is five (5) years following the Closing Date.

                  36.1. EXCEPTIONS. BUYER shall not be determined to be in violation of its obligations under this Agreement to the extent that BUYER demonstrates that such Confidential Information used or disclosed by BUYER was, at the time of disclosure or use: (a) generally known or available to the general industry, or which becomes at a later date so generally known or available, through no fault of BUYER; (b) specifically known to BUYER or in BUYER's possession before disclosure directly or indirectly by SELLER; (c) disclosed to BUYER without restriction on disclosure by another person who, to the best of BUYER's knowledge and without a duty of investigation, is not restricted from disclosure of such information; (d) in the public domain; (e) required by BUYER to be disclosed pursuant to legal process or any other legal requirement in connection with any judicial or other governmental proceedings, in which event, such disclosure by BUYER will not constitute a violation of this Agreement, so long as BUYER gives written notice to SELLER of the receipt of such legal process no later than three (3) days following BUYER's receipt of such legal process; or (f) required to be disclosed to its shareholders by applicable laws, regulations, rules or guidelines.

                  36.2. INTERNAL DISCLOSURE. To the extent necessary to carry out this transaction and BUYER's evaluation of the Property and/or the satisfaction of any contingency, BUYER is authorized to furnish such information to (a) its responsible officers, directors and/or employees, and (b) its agents, contractors, lenders, consultants and prospective lessees ("Secondary Recipients") reasonable access to the Confidential Information as necessary to consult and advise BUYER concerning the Property and this transaction and/or in connection with lease negotiations, in the case of prospective lessees. BUYER agrees that it will advise its Secondary Recipients of the existence of this Agreement and use its reasonable efforts to cause such Secondary Recipients to honor the confidential nature of such Confidential Information to the same extent as BUYER would protect its own Confidential Information.

         IN WITNESS WHEREOF, BUYER and SELLER have executed this Agreement to be effective as of the Effective Date designated above.

                                            "BUYER"

                                            ASHWORTH, INC.,
                                            a Delaware corporation

                                            By: /s/ Terence W. Tsang
                                                --------------------------------
                                                    [Signature]

                                            Terence W. Tsang,       EVP/CFO/COO
                                            -----------------------------------
                                                    [Print Name and Title]

                                            By: -------------------------------
                                                    [Signature]

                                            -----------------------------------
                                                    [Print Name and Title]

                                            "SELLER"

                                            INNOVATIVE DEVELOPMENT ENTERPRISES,
                                            INC., a California corporation

                                            By: /s/ Jeffrey C. Hamann
                                                --------------------------------
                                                    Jeffrey C. Hamann, President

CONSENT OF ESCROW AGENT

         The undersigned ("Escrow Agent") hereby agrees (1) to accept the foregoing Agreement, and (2) to be bound by said Agreement in the performance of its duties as Escrow Agent subject to First American Title Insurance Company Cover Instructions and General Provisions.

         This Consent is executed on 11/12/02, which shall constitute the "Opening of Escrow" pursuant to subsection 8.1 of the Agreement.

         The Escrow No. is 710669-LG.

                                          "ESCROW AGENT"

                                          FIRST AMERICAN TITLE INSURANCE COMPANY

                                          By:   /s/ Lynn Graham
                                              ----------------------------------
                                                [Signature]